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Freeport-McMoRan Copper & Gold Inc. Reports
Fourth-Quarter and Year Ended December 31, 2010 Results

▪
Net income attributable to common stock for fourth-quarter 2010 was $1.5 billion, $3.25 per share, compared to net income of $971 million, $2.15 per share, for fourth-quarter 2009.  Net income attributable to common stock for the year 2010 was $4.3 billion, $9.14 per share, compared to $2.5 billion, $5.86 per share, for the year 2009.

▪
Consolidated sales from mines for fourth-quarter 2010 totaled 941 million pounds of copper, 590 thousand ounces of gold and 17 million pounds of molybdenum, compared to 989 million pounds of copper, 551 thousand ounces of gold and 16 million pounds of molybdenum for fourth-quarter 2009.  Consolidated sales for the year 2010 totaled 3.9 billion pounds of copper, 1.9 million ounces of gold and 67 million pounds of molybdenum, compared to 4.1 billion pounds of copper, 2.6 million ounces of gold and 58 million pounds of molybdenum for the year 2009.

▪
Consolidated sales from mines for the year 2011 are expected to approximate 3.85 billion pounds of copper, 1.4 million ounces of gold and 70 million pounds of molybdenum, including 840 million pounds of copper, 325 thousand ounces of gold and 17 million pounds of molybdenum for first-quarter 2011.

▪
Consolidated unit net cash costs (net of by-product credits) averaged $0.53 per pound for fourth-quarter 2010, compared to $0.62 per pound for fourth-quarter 2009, and $0.79 per pound for the year 2010, compared to $0.55 per pound for the year 2009.  Assuming average prices of $1,350 per ounce for gold and $15 per pound for molybdenum, consolidated unit net cash costs (net of by-product credits) are estimated to average approximately $1.10 per pound for the year 2011.

▪
Operating cash flows totaled $2.1 billion for fourth-quarter 2010 and $6.3 billion for the year 2010.  These amounts are net of working capital requirements totaling $305 million in the quarter and $834 million for the year.  Using estimated sales volumes and cost estimates and assuming average prices of $4.25 per pound for copper, $1,350 per ounce for gold and $15 per pound for molybdenum, operating cash flows for the year 2011 are estimated to approximate $8 billion.

▪
Capital expenditures totaled $535 million for fourth-quarter 2010 and $1.4 billion for the year 2010.  FCX currently expects capital expenditures to approximate $2.5 billion for the year 2011, including $1.2 billion for sustaining capital and $1.3 billion for major projects.

▪	FCX’s Board of Directors declared a $1.00 per share supplemental common stock dividend (paid on December 30, 2010) and a two-for-one common stock split (to be effected on February 1, 2011).

▪	On December 30, 2010, FCX completed the purchase of $500 million of 5¾% Convertible Perpetual Preferred Stock of McMoRan Exploration Co. (NYSE: MMR).

▪	At December 31, 2010, total debt approximated $4.8 billion and consolidated cash approximated $3.7 billion. During 2010, FCX repaid $1.6 billion in debt.

▪
FCX’s preliminary estimate of consolidated recoverable proven and probable reserves as of December 31, 2010, totaled 120.5 billion pounds of copper, 35.5 million ounces of gold and 3.39 billion pounds of molybdenum.  Net reserve additions of 20.2 billion pounds of copper and 0.87 billion pounds of molybdenum replaced approximately 500 percent of 2010 copper production and 1,200 percent of 2010 molybdenum production.

PHOENIX, AZ, January 20, 2011 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) reported fourth-quarter 2010 net income attributable to common stock of $1.5 billion, $3.25 per share, compared to net income of $971 million, $2.15 per share, for the fourth quarter of 2009.  For the year 2010, FCX reported net income attributable to common stock of $4.3 billion, $9.14 per share, compared to $2.5 billion, $5.86 per share, in the year 2009.

James R. Moffett, Chairman of the Board, and Richard C. Adkerson, President and Chief Executive Officer, said, “We are pleased to report record quarterly and annual financial results and substantial reserve additions.  We look forward to continued strong operating results across our global operations and to the advancement of our attractive development projects as we grow our production and enhance our asset values.  Our strong financial position and positive outlook will enable us to invest in economically attractive growth projects while providing strong cash returns to shareholders.”

SUMMARY FINANCIAL AND OPERATING DATA	Three Months Ended				Years Ended
	December 31,				December 31,
	2010		2009		2010		2009
Financial Data (in millions, except per share amounts)
Revenuesa	$5,603		$4,610		$18,982		$15,040
Operating income	$3,097		$2,239		$9,068		$6,503
Net income	$1,964		$1,312		$5,544		$3,534
Net income attributable to common stockb	$1,549	c	$971	c	$4,273	c	$2,527	c
Diluted net income per share of common stock	$3.25	c	$2.15	c	$9.14	c	$5.86	c
Diluted weighted-average common shares outstanding	477		473		474		469
Operating cash flows	$2,055	d	$1,547	d	$6,273	d	$4,397	d
Capital expenditures	$535		$449		$1,412		$1,587

FCX Operating Data
Copper (millions of recoverable pounds)
Production	1,007		978		3,908		4,103
Sales, excluding purchased metal	941		989		3,896		4,111
Average realized price per pound	$4.18		$3.20		$3.59		$2.60
Site production and delivery unit costs per pounde	$1.46		$1.25		$1.40		$1.12
Unit net cash costs per pounde	$0.53		$0.62		$0.79		$0.55
Gold (thousands of recoverable ounces)
Production	629		559		1,886		2,664
Sales, excluding purchased metal	590		551		1,863		2,639
Average realized price per ounce	$1,398		$1,115		$1,271		$993
Molybdenum (millions of recoverable pounds)
Production	19		12		72		54
Sales, excluding purchased metal	17		16		67		58
Average realized price per pound	$16.60		$13.45		$16.47		$12.36

Note: The share and per share data included in this release do not reflect the stock split, which will be effected on February 1, 2011. See the table on page 13 for information regarding the retroactive effect of the stock split.

a.	Includes impacts of adjustments to provisionally priced concentrate and cathode sales recognized in prior periods (see discussion on page 11).

b.	After noncontrolling interests and preferred dividends. During the second quarter of 2010, FCX‘s 6¾% Mandatory Convertible Preferred Stock converted into 39 million shares of FCX common stock.

c.
Includes net losses on early extinguishment of debt totaling $4 million or $0.01 per share in fourth-quarter 2010, $15 million or $0.03 per share in fourth-quarter 2009, $71 million or $0.15 per share for the year 2010 and $43 million or $0.09 per share for the year 2009.

d.	Includes working capital uses of $305 million in fourth-quarter 2010, $323 million in fourth-quarter 2009, $834 million for the year 2010 and $770 million for the year 2009.

e.
Reflects per pound weighted-average site production and delivery unit costs and unit net cash costs, net of by-product credits, for all copper mines.  The 2009 periods exclude the results of Africa as start-up activities were still under way.  For reconciliations of unit costs per pound by operating division to production and delivery costs reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VII, which is available on FCX’s web site, “www.fcx.com.”

OPERATIONS

Consolidated.  Fourth-quarter 2010 consolidated copper sales of 941 million pounds were higher than the October 2010 estimate of 895 million pounds but lower than the fourth-quarter 2009 copper sales of 989 million pounds.  The variance to the October 2010 estimate primarily reflects favorable production performance in Indonesia, South America and Africa. The variance to the 2009 period primarily reflects anticipated lower sales from North America, partly offset by a higher contribution from Indonesia.

Fourth-quarter 2010 consolidated gold sales of 590 thousand ounces approximated the October 2010 estimate of 585 thousand ounces.  Fourth-quarter 2009 consolidated gold sales were 551 thousand ounces.

Fourth-quarter 2010 consolidated molybdenum sales of 17 million pounds were higher than the October 2010 estimate of 15 million pounds primarily because of stronger demand in the metallurgical sector.  The consolidated molybdenum sales for the fourth quarter of 2010 approximated the fourth-quarter 2009 sales of 16 million pounds.

Consolidated sales for 2011 are expected to approximate 3.85 billion pounds of copper, 1.4 million ounces of gold and 70 million pounds of molybdenum.  Lower copper sales from Indonesia, resulting from mine sequencing to lower grade ores, are expected to be offset by increases in North America and Africa copper sales, compared to 2010.  Lower gold sales in 2011 reflect lower ore grades at Grasberg.  Copper and gold sales in the second half of 2011 are expected to be higher than in the first half of 2011.

As anticipated, consolidated unit site production and delivery costs of $1.46 per pound of copper in the fourth quarter of 2010 were higher than the fourth-quarter 2009 unit costs of $1.25 per pound of copper.  Fourth-quarter 2010 unit net cash costs, net of by-product credits, averaged $0.53 per pound of copper, compared to $0.62 per pound of copper in the prior year quarter.  The lower unit net cash costs in the 2010 period primarily reflect higher gold and molybdenum by-product credits, partly offset by reduced volumes and increased input costs including materials, labor and energy.

Assuming average prices of $1,350 per ounce for gold and $15 per pound for molybdenum and using current 2011 sales volume and cost estimates, consolidated unit net cash costs (net of by-product credits) are expected to average approximately $1.10 per pound for the year 2011.  Unit net cash costs for 2011 are expected to be higher than 2010, primarily because of the impact of higher unit net cash costs at Grasberg associated with lower copper and gold volumes and higher input costs.  Quarterly unit net cash costs will vary with fluctuations in sales volumes.  Unit net cash costs for 2011 would change by approximately $0.02 per pound for each $50 per ounce change in the average price of gold and for each $2 per pound change in the average price of molybdenum.

North America Copper Mines.  FCX operates seven open-pit copper mines in North America (Morenci, Sierrita, Bagdad, Safford and Miami in Arizona and Tyrone and Chino in New Mexico).  Molybdenum is also produced primarily at Sierrita and Bagdad.  All of the North America mining operations are wholly owned, except for Morenci.  FCX records its 85 percent joint venture interest in Morenci using the proportionate consolidation method.

Operating and Development Activities.  At Morenci, FCX has commenced a staged ramp up from the 2009 mining rate of 450,000 metric tons of ore per day to 635,000 metric tons per day.  The mining rate averaged 566,000 metric tons of ore per day in the fourth quarter of 2010.  In addition, FCX restarted the Morenci mill in March 2010 to process available sulfide material currently being mined.  Mill throughput averaged 42,200 metric tons of ore per day during the fourth quarter of 2010 and is expected to increase to approximately 50,000 metric tons per day in 2011.  The increased mining and milling activities are expected to enable copper production to increase by approximately 125 million pounds annually.  Further increases to Morenci’s mining rate are being evaluated.  FCX is also evaluating the potential for a new mill at Morenci, which would involve significant investment.

FCX has initiated limited mining activities at the Miami mine in Arizona to improve efficiencies of ongoing reclamation projects associated with historical mining operations at the site.  During an approximate five-year mine life, FCX expects to ramp up production at Miami to approximately 100 million pounds of copper per year.  FCX is investing approximately $40 million in this project, which is benefiting from the use of existing mining equipment.

FCX has initiated the restart of mining and milling activities at the Chino mine in New Mexico, which were suspended in late 2008.  The ramp up of mining and milling activities will significantly increase production at Chino, which is currently producing small amounts of copper from existing leach stockpiles.  Planned mining and milling rates are expected to be achieved by the end of 2013.  Costs for the project for equipment and mill refurbishment are expected to approximate $150 million.  Incremental annual production is expected to be 100 million pounds in 2012 and 2013 and 200 million pounds in 2014.

FCX is completing the construction of a sulphur burner at Safford, which will provide a more cost effective source of sulphuric acid used in solution extraction/electrowinning operations and lower transportation costs.  This project is expected to be completed in the second quarter of 2011 at a capital investment of approximately $150 million.

Operating plans and potential expansion opportunities in North America continue to be assessed.

	Three Months Ended		Years Ended
	December 31,		December 31,
North America Copper Mining Operations	2010	2009	2010	2009

Copper (millions of recoverable pounds)
Production	281	296	1,067	1,147
Sales, excluding purchased metal	238	302	1,085	1,187
Average realized price per pound	$3.93	$3.04	$3.42	$2.38

Molybdenum (millions of recoverable pounds)a
Production	7	5	25	25

Unit net cash costs per pound of copper:
Site production and delivery, excluding adjustments	$1.65	$1.22	$1.50	$1.25
By-product credits, primarily molybdenum	(0.44)	(0.24)	(0.35)	(0.23)
Treatment charges	0.12	0.09	0.09	0.09
Unit net cash costsb	$1.33	$1.07	$1.24	$1.11

a.	Sales of molybdenum produced at the North America copper mines are reflected in the molybdenum division discussion on page 9.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VII, which is available on FCX’s web site, “www.fcx.com.”

Fourth-quarter 2010 consolidated copper sales in North America of 238 million pounds were 21 percent lower than fourth-quarter 2009 sales, primarily because of the timing of shipments and slightly lower production.

For the year 2011, FCX expects sales from North America copper mines to approximate 1.2 billion pounds of copper, compared to 1.1 billion pounds of copper for 2010.  The impact of increased mining and milling rates at Morenci and the restart of Miami and Chino are expected to further increase production in future periods.

North America unit site production and delivery costs were higher in the fourth quarter of 2010, compared to the fourth quarter of 2009, primarily because of higher input costs and increased mining and milling activities.  Fourth-quarter 2010 unit net cash costs of $1.33 per pound benefited from higher molybdenum by-product credits.

Based on current operating plans, assuming an average molybdenum price of $15 per pound and using current 2011 sales volume and cost estimates, FCX estimates that average unit net cash costs,

including molybdenum credits, for its North America copper mines would approximate $1.39 per pound of copper for the year 2011.  Unit net cash costs for 2011 are projected to be higher than 2010 levels, primarily because of higher mining rates and increases in input costs.  Unit net cash costs for 2011 would change by approximately $0.05 per pound for each $2 per pound change in the average price of molybdenum.

South America Mining.  FCX operates four copper mines in South America – Cerro Verde in Peru and Candelaria, Ojos del Salado and El Abra in Chile.  FCX owns a 53.56 percent interest in Cerro Verde, an open-pit mine currently producing both electrowon copper cathodes and copper concentrates.  FCX owns 80 percent of the Candelaria and Ojos del Salado mining complexes, which include the Candelaria open-pit and underground mines and the Ojos del Salado underground mines.  These mines use common processing facilities to produce copper concentrates.  FCX owns a 51 percent interest in El Abra, an open-pit mine producing electrowon copper cathodes.  All operations in South America are consolidated in FCX’s financial statements.

Operating and Development Activities.  FCX is completing construction activities associated with the development of a large sulfide deposit at El Abra to extend its mine life by over 10 years.  Construction activities for the initial phase of the project are approximately 80 percent complete.  Production from the sulfide ore, which is projected to ramp up to approximately 300 million pounds of copper per year, is expected to replace the currently depleting oxide copper production.  The capital investment for this project is expected to total $725 million through 2015, including $565 million for the initial phase of the project expected to be completed in the second quarter of 2011.  In addition, FCX is engaged in studies for a potential large-scale milling operation to process additional sulfide material and to achieve higher recoveries.

During the fourth quarter of 2010, FCX completed its $50 million project to increase throughput at the existing Cerro Verde concentrator from 108,000 metric tons of ore per day to 120,000 metric tons per day.  The expanded rates are expected to result in incremental annual production of approximately 30 million pounds of copper.

FCX is completing its evaluation of a large-scale concentrator expansion at Cerro Verde.  Large reserve additions in recent years have provided opportunities to expand significantly the existing facility’s capacity.  A range of expansion options is being reviewed and the related feasibility study is expected to be completed in the second quarter of 2011.

	Three Months Ended		Years Ended
	December 31,		December 31,
South America Mining Operations	2010	2009	2010	2009

Copper (millions of recoverable pounds)
Production	347	344	1,354	1,390
Sales	340	354	1,335	1,394
Average realized price per pound	$4.26	$3.27	$3.68	$2.70

Gold (thousands of recoverable ounces)
Production	25	23	93	92
Sales	24	22	93	90
Average realized price per ounce	$1,394	$1,089	$1,263	$982

Molybdenum (millions of recoverable pounds)a
Production	2	1	7	2

Unit net cash costs per pound of copper:
Site production and delivery, excluding adjustments	$1.26	$1.20	$1.21	$1.08
Molybdenum and gold credits	(0.27)	(0.13)	(0.21)	(0.11)
Treatment charges	0.17	0.15	0.15	0.15
Unit net cash costsb	$1.16	$1.22	$1.15	$1.12

a.	Sales of molybdenum produced at the South America copper mines are reflected in the molybdenum division discussion on page 9.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VII, which is available on FCX’s web site, “www.fcx.com.”

Consolidated copper sales in South America totaled 340 million pounds in the fourth quarter of 2010, which were slightly lower than fourth-quarter 2009 sales.

For the year 2011, FCX expects South America sales of 1.3 billion pounds of copper and 100 thousand ounces of gold, similar to 2010 sales.

South America unit site production and delivery costs for the fourth quarter of 2010 were slightly higher than the year-ago period, principally reflecting higher input costs.  Higher gold and molybdenum credits in the fourth quarter of 2010 resulted in lower unit net cash costs than the year-ago period.

Using current 2011 sales and cost estimates, FCX estimates that average unit net cash costs, including molybdenum and gold credits, for its South America mining operations would approximate $1.25 per pound of copper for the year 2011.  Unit net cash costs for 2011 are projected to be higher than the 2010 levels, primarily because of higher input costs.

Indonesia Mining.  Through its 90.64 percent owned and wholly consolidated subsidiary PT Freeport Indonesia (PT-FI), FCX operates the world’s largest copper and gold mine in terms of reserves at its Grasberg operations in Papua, Indonesia.

Operating and Development Activities.  FCX has several attractive development projects in the Grasberg minerals district, primarily related to the development of the large-scale, high-grade underground ore bodies located beneath and adjacent to the Grasberg open pit.  PT-FI continues to evaluate economic studies and mine plans to determine the optimal transition from the Grasberg open pit to the Grasberg Block Cave, which is currently scheduled for 2016.  In aggregate, these underground ore bodies are expected to ramp up to approximately 240,000 metric tons of ore per day following the anticipated depletion of the Grasberg open pit in 2016.  The Deep Ore Zone (DOZ) mine, one of the world’s largest underground mines, has been expanded to 80,000 metric tons of ore per day; and the high-grade Big Gossan mine, which began producing in the fourth quarter of 2010, is expected to reach full rates of 7,000 metric tons of ore per day by the end of 2012.  A feasibility study for the Deep Mill Level Zone, which is expected to start up as the DOZ depletes, has been completed.  Substantial progress has been made in developing infrastructure and underground workings that will enable access to the underground ore bodies.  Development of the terminal infrastructure and mine access for the Grasberg Block Cave and Deep Mill Level Zone ore bodies is in progress.  Estimated aggregate capital spending on these projects in 2010 approximated $288 million ($228 million net to PT-FI).  Over the next five years, estimated aggregate capital spending is expected to average approximately $600 million ($470 million net to PT-FI) per year on underground development activities.

	Three Months Ended		Years Ended
	December 31,		December 31,
Indonesia Mining Operations	2010	2009	2010	2009

Copper (millions of recoverable pounds)
Production	309	274	1,222	1,412
Sales	295	269	1,214	1,400
Average realized price per pound	$4.34	$3.31	$3.69	$2.65

Gold (thousands of recoverable ounces)
Production	601	535	1,786	2,568
Sales	565	528	1,765	2,543
Average realized price per ounce	$1,399	$1,116	$1,271	$994

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
Unit net cash costs (credits) per pound of copper:
Site production and delivery, excluding adjustments	$1.55	$1.36	$1.53	$1.05
Gold and silver credits	(2.81)	(2.39)	(1.92)	(1.86)
Treatment charges	0.19	0.24	0.22	0.22
Royalties	0.16	0.12	0.13	0.10
Unit net cash creditsa	$(0.91)	$(0.67)	$(0.04)	$(0.49)

a.
For a reconciliation of unit net cash credits per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VII, which is available on FCX’s web site, “www.fcx.com.”

Indonesia reported higher copper sales in the fourth quarter of 2010, compared to the fourth quarter of 2009, primarily because of higher ore grades.  Gold sales in the fourth quarter of 2010 were also higher than in the fourth quarter of 2009.  At the Grasberg mine, the sequencing of mining areas with varying ore grades causes fluctuations in the timing of ore production resulting in fluctuations in quarterly and annual sales of copper and gold.

FCX expects to be mining in a lower-grade section of the Grasberg pit during 2011.  As a result, Indonesia sales of 1.0 billion pounds of copper and 1.3 million ounces of gold for the year 2011 are expected to be lower than the 2010 sales of 1.2 billion pounds of copper and 1.8 million ounces of gold.  Ore grades and copper and gold sales for 2011 are expected to be higher in the second half compared to the first half with approximately 53 percent of copper and 57 percent of gold expected in the second half.

Indonesia unit site production and delivery costs were higher in the fourth quarter of 2010, compared to the fourth quarter of 2009, primarily because of higher maintenance, support and input costs, partly offset by the impact of higher volumes.  The unit net cash credit of $0.91 per pound in the fourth quarter of 2010 improved from the year-ago quarter net credit of $0.67 principally because of higher gold credits.

Projected lower copper and gold volumes for 2011 and the effect of higher input costs are expected to result in a significant increase in Grasberg’s unit net cash costs compared to 2010 levels.   Assuming an average gold price of $1,350 per ounce and using current 2011 sales and cost estimates, FCX expects PT-FI’s average unit net cash costs, including gold and silver credits, to approximate $0.60 per pound for the year 2011.  Unit net cash costs for 2011 would change by approximately $0.065 per pound for each $50 per ounce change in the average price of gold.  Quarterly unit net cash costs will vary significantly with variations in quarterly metal sales volumes.  Unit net cash costs are expected to be higher in the first half of 2011 compared to the second half.

Africa Mining.  FCX has held an effective 57.75 percent interest in the Tenke Fungurume copper and cobalt mining concessions in the Katanga province of the Democratic Republic of Congo (DRC) and is the operator of the project, which is consolidated in FCX’s financial statements.  Construction activities on the approximately $2 billion initial project were completed in 2009.  Production of copper cathode commenced in March 2009 and achieved targeted rates in September 2009.  The cobalt plant and sulphuric acid plant were commissioned in the third quarter of 2009.

Operating and Development Activities.  FCX continues to engage in drilling activities, exploration analyses and metallurgical testing to evaluate the potential of the highly prospective district at Tenke Fungurume.  These analyses are being incorporated in future plans to evaluate expansion opportunities.  FCX is planning a second phase of the project, which would include optimizing the current plant and increasing capacity.  As part of phase two, a range of near-term expansion options is being considered, which have the potential of adding 100 million to 200 million pounds of copper per annum over the next two to three years.  FCX expects production volumes from the project to be expanded significantly over time.

The milling facilities, which were designed to produce at a capacity rate of 8,000 metric tons of ore per day, continue to perform above capacity.  During the fourth quarter of 2010, mill throughput averaged 11,100 metric tons of ore per day.  Tenke Fungurume has procured additional mining equipment, which is enabling additional high-grade material to be mined and processed in 2011.  Based on these enhancements to the mine plan and an expected mill throughput rate of 10,000 metric tons of ore per day, FCX estimates annual copper production will increase from the initial rate of 250 million pounds to approximately 290 million pounds.

	Three Months Ended				Years Ended
	December 31,				December 31,
Africa Mining Operations	2010		2009		2010		2009a

Copper (millions of recoverable pounds)
Production	70		64		265		154
Sales	68		64		262		130
Average realized price per poundb	$4.05		$3.12		$3.45		$2.85

Cobalt (millions of contained pounds)
Production	6		N/A	c	20		N/A	c
Sales	7		N/A	c	20		N/A	c
Average realized price per pound	$10.46		N/A	c	$10.95		N/A	c

Unit net cash costs per pound of copper:
Site production and delivery, excluding adjustments	$1.48		N/A	c	$1.40		N/A	c
Cobalt credits	(0.68	)d	N/A	c	(0.58	)d	N/A	c
Royalties	0.09		N/A	c	0.08		N/A	c
Unit net cash costse	$0.89		N/A	c	$0.90		N/A	c

a.	Represents results since March 2009.

b.	Includes adjustments for point-of-sale transportation costs as negotiated in customer contracts.

c.	Information has not been included for the 2009 periods as start-up activities were still under way.

d.	Net of cobalt downstream processing and freight costs.

e.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VII, which is available on FCX’s web site, “www.fcx.com.”

Fourth-quarter 2010 production and sales exceeded the prior-year quarter because of improved operating rates.  For the year 2010, copper sales from Tenke Fungurume totaled 262 million pounds, compared to 130 million pounds in 2009.

FCX expects Tenke Fungurume sales of approximately 285 million pounds of copper and over 20 million pounds of cobalt for the year 2011, compared to 262 million pounds of copper and 20 million pounds of cobalt for 2010.

During the fourth quarter of 2010, Tenke Fungurume’s unit site production and delivery costs averaged $1.48 per pound of copper and its unit net cash costs, net of cobalt by-product credits, averaged $0.89 per pound of copper.

Assuming an average cobalt price of $14 per pound and using current 2011 sales and cost estimates, average unit net cash costs are expected to approximate $0.85 per pound of copper for the year 2011.  Each $2 per pound change in the average price of cobalt would impact unit net cash costs by approximately $0.09 per pound of copper.

Other Matters.  In October 2010, the government of the DRC announced the conclusion of the review of Tenke Fungurume Mining S.A.R.L.’s (TFM) contracts, and confirmed that TFM’s existing mining contracts are in good standing and acknowledged the rights and benefits granted under those contracts.  In connection with the review, TFM made several commitments that have been reflected in amendments to its mining contracts.  After giving effect to the amendments, FCX’s effective ownership percentage in the project will be 56.0 percent, compared to a previous ownership interest of 57.75 percent.

In December 2010, the addendums to TFM’s Amended and Restated Mining Convention and Amended and Restated Shareholders’ Agreement were signed by the parties.  Presidential decrees approving the agreements and required modifications are expected to be received in the near future.

Molybdenum.  FCX is the world’s largest producer of molybdenum.  FCX conducts molybdenum mining operations at its wholly owned Henderson underground mine in Colorado and sells molybdenum from its North and South America copper mines.

Operating and Development Activities.  Construction activities at the Climax molybdenum mine are continuing, and recent activities include completion of concrete foundations for various equipment installations and commencement of the ball mill shell assembly.  FCX plans to advance construction and conduct mine preparation activities during 2011.  The timing for start up of mining and milling activities will be dependent on market conditions.  FCX believes that this project is one of the most attractive primary molybdenum development projects in the world, with large scale production capacity, attractive cash costs and future growth options.  The Climax mine would have an initial annual design capacity of 30 million pounds with significant expansion options.  Estimated remaining costs for the project approximate $450 million.

	Three Months Ended			Years Ended
	December 31,			December 31,
Molybdenum Mining Operations	2010	2009		2010	2009

Molybdenum (millions of recoverable pounds)
Productiona	10	6		40	27
Sales, excluding purchased metalb	17	16		67	58
Average realized price per pound	$16.60	$13.45		$16.47	$12.36

Unit net cash costs per pound of molybdenumc	$6.36	$6.84	d	$5.90	$6.52	d

a.	Amounts reflect production at the Henderson molybdenum mine.

b.	Includes sales of molybdenum produced at the North and South America copper mines.

c.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VII, which is available on FCX’s web site, “www.fcx.com.”

d.	Includes freight and downstream conversion costs totaling $1.09 per pound in the 2009 periods that were not included in unit net cash costs in prior years.

Consolidated molybdenum sales from mines were slightly higher in the fourth quarter of 2010, compared to the fourth quarter of 2009.  Consolidated molybdenum sales of 67 million pounds for the year 2010 were 16 percent higher than the prior year because of improved demand in the chemicals sector.

For the year 2011, FCX expects molybdenum sales from its mines to approximate 70 million pounds (includes production of approximately 45 million pounds from the North and South America copper mines), compared to 67 million pounds in 2010 (includes production of 32 million pounds from the North and South America copper mines).  The weekly average Metals Week Molybdenum Dealer Oxide price as of January 19, 2011, was $17.13 per pound.

Unit net cash costs at the Henderson primary molybdenum mine were lower in the fourth quarter of 2010 compared to the fourth quarter of 2009, primarily because of higher production volumes.  Using current 2011 sales estimates, FCX expects average unit net cash costs for its Henderson mine to approximate $7.20 per pound of molybdenum for the year 2011, which are higher than the 2010 level, primarily because of lower volumes.

PROVEN AND PROBABLE RESERVES

FCX has significant reserves, resources and future development opportunities within its portfolio of assets.  Since the merger with Phelps Dodge in 2007, FCX has added 42.9 billion pounds of proven and probable copper reserves, including 20.2 billion pounds during 2010, and 1.72 billion pounds of proven and probable molybdenum reserves, including 0.87 billion pounds in 2010, based on preliminary 2010 reserve estimates.  FCX’s preliminary estimated consolidated recoverable proven and probable reserves at December 31, 2010, include 120.5 billion pounds of copper, 35.5 million ounces of gold and 3.39 billion pounds of molybdenum.  Estimated recoverable reserves at December 31, 2010, were determined using long-term average prices of $2.00 per pound for copper, $750 per ounce for gold and $10.00 per pound for molybdenum, compared to using $1.60 per pound for copper, $550 per ounce for gold and $8.00 per pound for molybdenum for the proven and probable reserve estimates at December 31, 2009.

Net additions to recoverable copper reserves totaled approximately 20.2 billion pounds, including additions of 15.7 billion pounds at the North America mines and 4.8 billion pounds in South America.  The reserve additions reflect positive exploration results and the effect of higher reserve price assumptions.  The increases in reserves replaced approximately 500 percent of FCX’s 2010 copper production and 1,200 percent of FCX’s 2010 molybdenum production.

	Preliminary Recoverable Proven and Probable Reservesa
	December 31, 2010
	Copper	Gold	Molybdenum
	(billions of lbs)	(millions of ozs)	(billions of lbs)
North America	42.2	0.4	2.75
South America	37.5	1.4	0.64
Indonesia	32.7	33.7	-
Africa	8.1	-	-
Consolidated basisb	120.5	35.5	3.39

Net equity interestc	98.0	32.0	3.10

a.
Preliminary recoverable proven and probable reserves are estimated metal quantities from which FCX expects to be paid after application of estimated metallurgical recovery rates and smelter recovery rates, where applicable.  Recoverable reserves are that part of a mineral deposit, which FCX estimates can be economically and legally extracted or produced at the time of the reserve determination.

b.
Consolidated basis represents estimated metal quantities after reduction for joint venture partner interests at the Morenci mine in North America and the Grasberg mining complex in Indonesia.  Excluded from the table above are FCX’s estimated recoverable proven and probable reserves for cobalt and silver totaling 0.75 billion pounds of cobalt at Tenke Fungurume and 325.0 million ounces of silver.

c.
Net equity interest represents estimated consolidated basis metal quantities further reduced for noncontrolling interests.  Excluded from the table above are FCX’s estimated recoverable proven and probable reserves for cobalt and silver totaling 0.43 billion pounds of cobalt at Tenke Fungurume and 270.0 million ounces of silver.

	Preliminary Consolidated Reserves Rollforward
	Copper	Gold	Molybdenum
	(billions of lbs)	(millions of ozs)	(billions of lbs)
Reserves at December 31, 2009	104.2	37.2	2.59
Net additions/revisions	20.2	0.2	0.87
Production	(3.9)	(1.9)	(0.07)
Reserves at December 31, 2010	120.5	35.5	3.39

At December 31, 2010, in addition to the preliminary estimated proven and probable reserves, FCX identified preliminary estimated mineralized material (assessed using a long-term average price of $2.20 per pound for copper) with incremental contained copper of 110 billion pounds.  FCX continues to pursue aggressively opportunities to convert this mineralized material into reserves, future production volumes and cash flow.

EXPLORATION ACTIVITIES

FCX is conducting exploration activities near its existing mines with a focus on opportunities to expand reserves that will support the development of additional future production capacity in the large mineral districts where it currently operates.  Favorable exploration results indicate opportunities for significant future potential reserve additions in the Americas and in the Tenke Fungurume district.  The drilling data in North America continue to indicate the potential for expanded sulfide production.

Exploration spending in 2011 is being increased significantly to an estimated $200 million, compared to $113 million in 2010.  Exploration activities will continue to focus primarily on the potential for future reserve additions in FCX’s existing mineral districts.

PROVISIONAL PRICING AND OTHER

For the year 2010, 52 percent of FCX’s mined copper was sold in concentrate, 26 percent as cathode and 22 percent as rod from North America operations.  Under the long-established structure of sales agreements prevalent in the industry, substantially all of FCX’s concentrate and cathode sales are provisionally priced at the time of shipment.  The provisional prices are finalized in a contractually specified future period generally one to four months from the shipment date, primarily based on quoted London Metal Exchange (LME) prices.  Because a significant portion of FCX’s concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end forward price is a major determinant of recorded revenues and the average recorded copper price for the period.

At September 30, 2010, 390 million pounds of copper sales at FCX’s copper mining operations (net of intercompany sales and noncontrolling interests) were provisionally priced at an average of $3.63 per pound.  Higher prices during the fourth quarter of 2010 resulted in favorable adjustments to these provisionally priced copper sales and increased fourth-quarter 2010 consolidated revenues by $186 million ($79 million to net income attributable to common stock or $0.16 per share).  Favorable adjustments to the September 30, 2009, provisionally priced copper sales increased fourth-quarter 2009 consolidated revenues by $140 million ($63 million to net income attributable to common stock or $0.13 per share).  Unfavorable adjustments to the December 31, 2009, provisionally priced copper sales decreased 2010 consolidated revenues by $24 million ($10 million to net income attributable to common stock or $0.02 per share), and favorable adjustments to the December 31, 2008, provisionally priced copper sales increased 2009 consolidated revenues by $132 million ($61 million to net income attributable to common stock or $0.13 per share).

LME copper prices averaged $3.92 per pound during the fourth quarter of 2010, compared to FCX’s recorded average price of $4.18 per pound.  At December 31, 2010, FCX had copper sales of 417 million pounds of copper at its copper mining operations (net of intercompany sales and noncontrolling interests) priced at an average of $4.36 per pound, subject to final pricing over the next several months.  Each $0.05 change from the December 31, 2010, average price for provisionally priced copper sales would have an approximate $13 million effect on FCX’s 2011 net income attributable to common stock.  The LME closing settlement price for copper on January 19, 2011, was $4.44 per pound.

CASH FLOWS, CASH, DEBT and EQUITY

Operating cash flows totaled $2.1 billion for the fourth quarter of 2010, net of $305 million of working capital requirements, and $6.3 billion for the year 2010, net of $834 million of working capital requirements.

Cash used in investing activities totaled $1.0 billion for the fourth quarter of 2010 and $1.9 billion for the year 2010, which included capital expenditures of $535 million for the fourth quarter and $1.4 billion for the year and the purchase of $500 million of MMR’s 5¾% Convertible Perpetual Preferred Stock.

At December 31, 2010, FCX had consolidated cash of $3.7 billion.  Net of noncontrolling interests’ share, taxes and other costs, cash available to the parent company totaled $3.1 billion as shown below (in billions):

	December 31,
	2010
Cash at domestic companies	$1.9	a
Cash at international operations	1.8
Total consolidated cash	3.7
Less: Noncontrolling interests’ share	(0.4)
Cash, net of noncontrolling interests’ share	3.3
Withholding taxes and other	(0.2)
Net cash	$3.1

a.	Includes cash at FCX’s parent and North America mining operations.

At December 31, 2010, FCX had $4.8 billion in debt, with no borrowings and $43 million of letters of credit issued under its revolving credit facilities resulting in total availability of approximately $1.5 billion.

Since January 1, 2009, FCX repaid approximately $2.6 billion in debt (approximately 35 percent of outstanding debt on January 1, 2009), resulting in estimated annual interest savings of approximately $167 million based on current interest rates.

FCX’s debt maturities through 2013 are indicated in the table below (in millions).

2011	$95
2012	1
2013	1
Total 2011 – 2013	$97

FCX has $1.1 billion in debt, which is redeemable prior to April 2011, and $3.0 billion in debt, which is redeemable prior to April 2012, at make-whole redemption prices and afterwards at stated redemption prices.

OUTLOOK

Projected consolidated sales volumes for 2011 approximate 3.85 billion pounds of copper, 1.4 million ounces of gold and 70 million pounds of molybdenum, including 840 million pounds of copper, 325 thousand ounces of gold and 17 million pounds of molybdenum in the first quarter of 2011.

Using 2011 sales volume and cost estimates and assuming average prices of $4.25 per pound of copper, $1,350 per ounce of gold and $15 per pound of molybdenum, FCX’s consolidated operating cash flows are estimated to approximate $8 billion in 2011.  The impact of price changes on FCX’s 2011 operating cash flows would approximate $150 million for each $0.05 per pound change in the average price of copper, $55 million for each $50 per ounce change in the average price of gold and $80 million for each $2 per pound change in the average price of molybdenum.

FCX’s capital expenditures are currently estimated to approximate $2.5 billion for 2011.  Capital expenditures for major projects in 2011 are expected to approximate $1.3 billion, which primarily includes underground development activities at Grasberg, construction activities at the Climax molybdenum mine and completion of the initial phase of the sulfide ore project at El Abra.  In addition, FCX is considering additional investments at several of its sites.  Capital spending plans will continue to be reviewed and adjusted in response to changes in market conditions and other factors.

FINANCIAL POLICY

FCX has a long-standing tradition of seeking to build shareholder value through investing in projects with attractive rates of return and returning cash to shareholders through common stock dividends and share purchases.

In October 2010, FCX’s Board of Directors authorized an increase in the annual cash dividend on its common stock from $1.20 per share to $2.00 per share, which would be paid as regular quarterly cash dividends of $0.50 per share if declared by the Board.  In December 2010, FCX’s Board of Directors declared a supplemental common stock dividend of $1.00 per share that was paid on December 30, 2010.  The supplemental dividend totaling $472 million was in addition to FCX’s regular quarterly common stock dividend.

In December 2010, FCX’s Board of Directors also declared a two-for-one split of its common stock to be effected on February 1, 2011.  Shareholders will receive one additional share of common stock for each share of common stock held.  The additional shares will be issued on February 1, 2011, and will increase the number of shares outstanding to approximately 945 million from approximately 472 million.  The regular quarterly cash dividend of $0.50 per share is also payable on February 1, 2011, on pre-split shares.  FCX will begin trading on the NYSE at its post-split price on February 2, 2011.  After taking the stock split into account, the annual dividend rate is expected to be $1.00 per share ($0.25 per share quarterly).

FCX intends to continue to maintain a strong financial position, invest aggressively in attractive growth projects and provide strong cash returns to shareholders.  The Board will continue to review FCX’s financial policy on an ongoing basis.

Net income per share and weighted-average common shares outstanding, giving retroactive effect to the stock split, for the periods ended December 31 were as follows:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
Pre-stock split (as reported)
Basic net income per share attributable to FCX
common shareholders	$3.29	$2.26	$9.34	$6.10
Basic weighted-average common shares outstanding	471	430	458	414

Diluted net income per share attributable to FCX
common shareholders	$3.25	$2.15	$9.14	$5.86
Diluted weighted-average common shares outstanding	477	473	474	469

Post-stock split
Basic net income per share attributable to FCX
common shareholders	$1.64	$1.13	$4.67	$3.05
Basic weighted-average common shares outstanding	943	860	915	829

Diluted net income per share attributable to FCX
common shareholders	$1.63	$1.08	$4.57	$2.93
Diluted weighted-average common shares outstanding	953	946	949	938

WEBCAST INFORMATION

A conference call with securities analysts to discuss FCX’s fourth-quarter 2010 results is scheduled for today at 10:00 a.m. Eastern Time.  The conference call will be broadcast on the Internet along with slides.  Interested parties may listen to the conference call live and view the slides by accessing “www.fcx.com.”  A replay of the webcast will be available through Friday, February 18, 2011.
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FCX is a leading international mining company with headquarters in Phoenix, Arizona.  FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum.  FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum.

The company’s portfolio of assets includes the Grasberg mining complex, the world’s largest copper and gold mine in terms of recoverable reserves, significant mining operations in the Americas, including the large scale Morenci and Safford minerals districts in North America and the Cerro Verde and El Abra operations in South America, and the Tenke Fungurume minerals district in the DRC.  Additional information about FCX is available on FCX’s web site at “www.fcx.com.”

Cautionary Statement and Regulation G Disclosure: This press release contains forward-looking statements in which FCX discusses its potential future performance.  Forward-looking statements are all statements other than statements of historical facts, such as those statements regarding projected ore grades and milling rates, projected production and sales volumes, projected unit net cash costs, projected operating cash flows, projected commodity prices, projected capital expenditures, projected exploration efforts and results, projected mine production and development plans, liquidity, other financial commitments and tax rates, the impact of copper, gold, molybdenum and cobalt price changes, reserve estimates, potential prepayments of debt, future dividend payments and potential share purchases.  The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions are intended to identify those assertions as forward-looking statements.  The declaration and payment of dividends is at the discretion of FCX’s Board of Directors and will depend on FCX’s financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.  This press release also includes forward-looking statements regarding mineralized material not included in reserves.  The mineralized material described in this press release will not qualify as reserves until comprehensive engineering studies establish their economic feasibility.  Accordingly, no assurance can be given that the estimated mineralized material not included in reserves will become proven and probable reserves.

In making any forward-looking statements, the person making them believes that the expectations are based on reasonable assumptions.  FCX cautions readers that those statements are not guarantees of future performance and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements.  Important factors that can cause FCX’s actual results to differ materially from those anticipated in the forward-looking statements include commodity prices, mine sequencing, production rates, industry risks, regulatory changes, political risks, the potential effects of violence in Indonesia, documentation of the outcome of the contract review process and resolution of administrative disputes in the Democratic Republic of Congo, risks related to the investment in MMR, weather-related risks, labor relations, environmental risks, litigation results, currency translation risks and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC. Investors are cautioned that many of the assumptions on which our forward-looking statements are based are likely to change after our forward-looking statements are made, including for example commodity prices, which we cannot control, and production volumes and costs, some aspects of which we may or may not be able to control. Further, we may make changes to our business plans that could or will affect our results. We caution investors that we do not intend to update our forward-looking statements notwithstanding any changes in our assumptions, changes in our business plans, our actual experience, or other changes, and we undertake no obligation to update any forward-looking statements more frequently than quarterly.

This press release also contains certain financial measures such as unit net cash costs (credits) per pound of copper and per pound of molybdenum.  As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX’s consolidated financial statements are in the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VII, which is available on FCX’s web site, “www.fcx.com.”
# # #

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA

	Three Months Ended December 31,
	Production				Sales
COPPER (millions of recoverable pounds)	2010		2009		2010		2009
MINED COPPER (FCX’s net interest in %)
North America
Morenci (85%)	116	a	105	a	98	a	110	a
Bagdad (100%)	55		56		45		59
Safford (100%)	35		53		30		51
Sierrita (100%)	36		45		32		45
Tyrone (100%)	21		22		18		22
Chino (100%)	9		9		8		10
Miami (100%)	8		4		6		4
Other (100%)	1		2		1		1
Total North America	281		296		238		302

South America
Cerro Verde (53.56%)	172		165		169		169
Candelaria/Ojos del Salado (80%)	99		88		94		91
El Abra (51%)	76		91		77		94
Total South America	347		344		340		354

Indonesia
Grasberg (90.64%)	309	b	274	b	295	b	269	b

Africa
Tenke Fungurume (57.75%)	70		64		68		64

Consolidated	1,007		978		941		989
Less noncontrolling interests	195		191		192		196
Net	812		787		749		793

Consolidated sales from mines					941		989
Purchased copper					39		28
Total consolidated sales					980		1,017

Average realized price per pound					$4.18		$3.20

GOLD (thousands of recoverable ounces)
MINED GOLD (FCX’s net interest in %)
North America (100%)	3		1		1		1
South America (80%)	25		23		24		22
Indonesia (90.64%)	601	b	535	b	565	b	528	b
Consolidated	629		559		590		551
Less noncontrolling interests	62		54		58		53
Net	567		505		532		498

Consolidated sales from mines					590		551
Purchased gold					-		1
Total consolidated sales					590		552

Average realized price per ounce					$1,398		$1,115

MOLYBDENUM (millions of recoverable pounds)
MINED MOLYBDENUM (FCX’s net interest in %)
Henderson (100%)	10		6		N/A		N/A
North America (100%)	7		5		N/A		N/A
Cerro Verde (53.56%)	2		1		N/A		N/A
Consolidated	19		12		17		16
Less noncontrolling interests	1		-		1		-
Net	18		12		16		16

Consolidated sales from mines					17		16
Purchased molybdenum					-		2
Total consolidated sales					17		18

Average realized price per pound					$16.60		$13.45

COBALT (millions of contained pounds)
MINED COBALT (FCX’s net interest in %)
Consolidated – Tenke Fungurume (57.75%)	6		N/A	c	7		N/A	c
Less noncontrolling interests	2		N/A	c	3		N/A	c
Net	4		N/A	c	4		N/A	c

Total consolidated sales					7		N/A	c

Average realized price per pound					$10.46		N/A	c

a. Net of Morenci’s joint venture partner’s 15 percent interest.
b. Net of Grasberg’s joint venture partner’s interest, which varies in accordance with the terms of the joint venture agreement.
c. Information has not been included for fourth-quarter 2009 as start-up activities were still under way.

I

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA (continued)

	Years Ended December 31,
	Production				Sales
COPPER (millions of recoverable pounds)	2010		2009		2010		2009
MINED COPPER (FCX’s net interest in %)
North America
Morenci (85%)	437	a	428	a	434	a	459	a
Bagdad (100%)	203		225		206		225
Safford (100%)	143		184		155		176
Sierrita (100%)	147		170		152		172
Tyrone (100%)	82		86		83		85
Chino (100%)	34		36		35		52
Miami (100%)	18		16		17		16
Other (100%)	3		2		3		2
Total North America	1,067		1,147		1,085		1,187

South America
Cerro Verde (53.56%)	668		662		654		667
Candelaria/Ojos del Salado (80%)	366		370		366		366
El Abra (51%)	320		358		315		361
Total South America	1,354		1,390		1,335		1,394

Indonesia
Grasberg (90.64%)	1,222	b	1,412	b	1,214	b	1,400	b

Africa
Tenke Fungurume (57.75%)	265		154	c	262		130	c

Consolidated	3,908		4,103		3,896		4,111
Less noncontrolling interests	766		754		756		746
Net	3,142		3,349		3,140		3,365

Consolidated sales from mines					3,896		4,111
Purchased copper					182		166
Total consolidated sales					4,078		4,277

Average realized price per pound					$3.59		$2.60

GOLD (thousands of recoverable ounces)
MINED GOLD (FCX’s net interest in %)
North America (100%)	7		4		5		6
South America (80%)	93		92		93		90
Indonesia (90.64%)	1,786	b	2,568	b	1,765	b	2,543	b
Consolidated	1,886		2,664		1,863		2,639
Less noncontrolling interests	186		258		184		256
Net	1,700		2,406		1,679		2,383

Consolidated sales from mines					1,863		2,639
Purchased gold					1		1
Total consolidated sales					1,864		2,640

Average realized price per ounce					$1,271		$993

MOLYBDENUM (millions of recoverable pounds)
MINED MOLYBDENUM (FCX’s net interest in %)
Henderson (100%)	40		27		N/A		N/A
North America (100%)	25		25		N/A		N/A
Cerro Verde (53.56%)	7		2		N/A		N/A
Consolidated	72		54		67		58
Less noncontrolling interests	3		1		3		1
Net	69		53		64		57

Consolidated sales from mines					67		58
Purchased molybdenum					2		6
Total consolidated sales					69		64

Average realized price per pound					$16.47		$12.36

COBALT (millions of contained pounds)
MINED COBALT (FCX’s net interest in %)
Consolidated – Tenke Fungurume (57.75%)	20		N/A	d	20		N/A	d
Less noncontrolling interests	8		N/A	d	8		N/A	d
Net	12		N/A	d	12		N/A	d

Total consolidated sales					20		N/A	d

Average realized price per pound					$10.95		N/A	d

a. Net of Morenci’s joint venture partner’s 15 percent interest.
b. Net of Grasberg’s joint venture partner’s interest, which varies in accordance with the terms of the joint venture agreement.
c. Represents results since March 2009.
d. Information has not been included for 2009 as start-up activities were still under way.

II

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA (continued)

	Three Months Ended			Years Ended
	December 31,			December 31,
	2010	2009		2010	2009
100% North America Copper Mining Operating Data
Solution Extraction/Electrowinning (SX/EW) Operations
Leach ore placed in stockpiles (metric tons per day)	692,700	616,700		648,800	589,400
Average copper ore grade (percent)	0.23	0.27		0.24	0.29
Copper production (millions of recoverable pounds)	183	220		746	859

Mill Operations
Ore milled (metric tons per day)	208,500	162,200		189,200	169,900
Average ore grades (percent):
Copper	0.35	0.34		0.32	0.33
Molybdenum	0.03	0.02		0.03	0.02
Copper recovery rate (percent)	82.6	86.8		83.0	86.0
Production (millions of recoverable pounds):
Copper	118	94		398	364
Molybdenum	7	5		25	25

100% South America Mining Operating Data
SX/EW Operations
Leach ore placed in stockpiles (metric tons per day)	289,800	270,500		268,800	258,200
Average copper ore grade (percent)	0.38	0.44		0.41	0.45
Copper production (millions of recoverable pounds)	119	145		504	565

Mill Operations
Ore milled (metric tons per day)	193,800	182,200		188,800	181,300
Average ore grades (percent):
Copper	0.67	0.64		0.65	0.66
Molybdenum	0.02	0.02		0.02	0.02
Copper recovery rate (percent)	90.2	87.3		90.0	88.9
Production (millions of recoverable pounds):
Copper	228	199		850	825
Molybdenum	2	1		7	2

100% Indonesia Mining Operating Data
Ore milled (metric tons per day)	234,300	236,800		230,200	238,300
Average ore grades:
Copper (percent)	0.88	0.82		0.85	0.98
Gold (grams per metric ton)	1.17	1.23		0.90	1.30
Recovery rates (percent):
Copper	88.9	90.6		88.9	90.6
Gold	84.1	84.2		81.7	83.7
Production (recoverable):
Copper (millions of pounds)	355	343		1,330	1,641
Gold (thousands of ounces)	666	717		1,964	2,984

100% Africa Mining Operating Data
Ore milled (metric tons per day)	11,100	7,800		10,300	7,300	a
Average ore grades (percent):
Copper	3.40	4.17		3.51	3.69	a
Cobalt	0.40	N/A	b	0.40	N/A	b
Copper recovery rate (percent)	92.6	94.7		91.4	92.1	a
Production (millions of pounds)
Copper (recoverable)	70	64		265	154	a
Cobalt (contained)	6	N/A	b	20	N/A	b

100% North America Primary Molybdenum Mine Operating Data
Henderson Molybdenum Mine Operations
Ore milled (metric tons per day)	22,800	14,900		22,900	14,900
Average molybdenum ore grade (percent)	0.24	0.24		0.25	0.25
Molybdenum production (millions of recoverable pounds)	10	6		40	27

a. Represents results since March 2009.
b. Information has not been included for the 2009 periods as start-up activities were still under way.

III

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended				Years Ended
	December 31,				December 31,
	2010		2009		2010		2009
	(In Millions, Except Per Share Amounts)
Revenues	$5,603	a	$4,610	a	$18,982	a	$15,040	a
Cost of sales:
Production and delivery	2,115		1,930		8,354		7,016
Depreciation, depletion and amortization	248		274		1,036		1,014
Lower of cost or market inventory adjustments	-		-		-		19	b
Total cost of sales	2,363		2,204		9,390		8,049
Selling, general and administrative expenses	104		96		381		321
Exploration and research expenses	39		17		143		90
Restructuring and other charges	-		54	c	-		77	c
Total costs and expenses	2,506		2,371		9,914		8,537
Operating income	3,097		2,239		9,068		6,503
Interest expense, net	(92	)d	(135	)d	(462	)d	(586	)d
Losses on early extinguishment of debt	(4)		(17)		(81)		(48)
Other expense, net	(15)		(29)		(13)		(53)
Income before income taxes and equity in
affiliated companies’ net earnings	2,986		2,058		8,512		5,816
Provision for income taxes	(1,027)		(750)		(2,983)		(2,307)
Equity in affiliated companies’ net earnings	5		4		15		25
Net income	1,964		1,312		5,544		3,534
Net income attributable to noncontrolling interests	(415)		(293)		(1,208)		(785)
Preferred dividends	-	e	(48)		(63	)e	(222)
Net income attributable to FCX common stockholders	$1,549		$971		$4,273		$2,527

Net income per share attributable to FCX common stockholders: f
Basic	$3.29		$2.26		$9.34		$6.10
Diluted	$3.25		$2.15		$9.14		$5.86

Weighted-average common shares outstanding: f
Basic	471		430		458		414
Diluted	477		473		474		469

Dividends declared per share of common stock f	$1.50		$0.15		$2.25		$0.15

a.
Includes positive (negative) adjustments to provisionally priced copper sales recognized in the prior periods totaling $186 million in fourth-quarter 2010, $140 million in fourth-quarter 2009, $(24) million in the year 2010 and $132 million in the year 2009.

b.	Relates to molybdenum inventories.
c.	Includes a charge of $54 million in the 2009 periods for a loss contingency, which subsequently resulted in partial settlement of a lawsuit.
d.
Consolidated interest expense (before capitalization) totaled $119 million in fourth-quarter 2010, $144 million in fourth-quarter 2009, $528 million in the year 2010 and $664 million in the year 2009.  Lower interest expense in the 2010 periods primarily reflects the impact of debt repayments during 2009 and 2010.

e.	During the second quarter of 2010, FCX’s 6¾% Mandatory Convertible Preferred Stock converted into 39 million shares of FCX common stock.
f.	Does not reflect the two-for-one stock split to be effected on February 1, 2011.

IV

FREEPORT-McMoRan COPPER & GOLD INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,		December 31,
	2010		2009
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$3,738		$2,656
Trade accounts receivable	2,132		1,517
Income tax receivables	123		139
Other accounts receivable	170		147
Inventories:
Product	1,409		1,110
Materials and supplies, net	1,169		1,093
Mill and leach stockpiles	856		667
Other current assets	254		104
Total current assets	9,851		7,433
Property, plant, equipment and development costs, net	16,785		16,195
Long-term mill and leach stockpiles	1,425		1,321
Intangible assets, net	328		347
Other assets	997		700
Total assets	$29,386		$25,996

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,441		$2,038
Accrued income taxes	648		474
Dividends payable	240		99
Current portion of reclamation and environmental obligations	207		214
Rio Tinto share of joint venture cash flows	132		161
Current portion of debt	95		16
Total current liabilities	3,763		3,002
Long-term debt, less current portion	4,660	a	6,330
Deferred income taxes	2,873		2,503
Reclamation and environmental obligations, less current portion	2,071		1,981
Other liabilities	1,459		1,423
Total liabilities	14,826		15,239
Equity:
FCX stockholders’ equity:
6¾% Mandatory Convertible Preferred Stock	-	b	2,875
Common stock c	59	b	55
Capital in excess of par value c	18,799	b	15,680
Accumulated deficit	(2,590)		(5,805)
Accumulated other comprehensive loss	(323)		(273)
Common stock held in treasury	(3,441)		(3,413)
Total FCX stockholders’ equity	12,504		9,119
Noncontrolling interests	2,056		1,638
Total equity	14,560		10,757
Total liabilities and equity	$29,386		$25,996

a.
During 2010, FCX purchased in the open market $565 million of its Senior Notes for $621 million.  In addition, FCX redeemed all of its $1.0 billion of outstanding Senior Floating Rate Notes due 2015 for 101 percent of the principal amount together with accrued and unpaid interest.

b.	During the second quarter of 2010, FCX’s 6¾% Mandatory Convertible Preferred Stock converted into 39 million shares of FCX common stock.
c.	Does not reflect the two-for-one stock split to be effected on February 1, 2011.

V

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Years Ended December 31,
	2010	2009
	(In Millions)
Cash flow from operating activities:
Net income	$5,544	$3,534
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation, depletion and amortization	1,036	1,014
Lower of cost or market inventory adjustments	-	19
Stock-based compensation	121	102
Charges for reclamation and environmental obligations, including accretion	167	191
Payments of reclamation and environmental obligations	(196)	(104)
Losses on early extinguishment of debt	81	48
Deferred income taxes	286	135
Increase in long-term mill and leach stockpiles	(103)	(96)
Changes in other assets and liabilities	79	201
Amortization of intangible assets/liabilities and other, net	92	123
(Increases) decreases in working capital:
Accounts receivable	(680)	(962)
Inventories	(593)	(159)
Other current assets	(24)	87
Accounts payable and accrued liabilities	331	(438)
Accrued income and other taxes	132	702
Net cash provided by operating activities	6,273	4,397

Cash flow from investing activities:
Capital expenditures:
North America copper mines	(233)	(345)
South America	(470)	(164)
Indonesia	(436)	(266)
Africa	(100)	(659)
Other	(173)	(153)
Investment in McMoRan Exploration Co.	(500)	-
Proceeds from sales of assets	20	25
Other, net	23	(39)
Net cash used in investing activities	(1,869)	(1,601)

Cash flow from financing activities:
Net proceeds from sale of common stock	-	740
Proceeds from debt	70	330
Repayments of debt	(1,724)	(1,380)
Cash dividends and distributions paid:
Common stock	(885)	-
Preferred stock	(95)	(229)
Noncontrolling interests	(816)	(535)
Contributions from noncontrolling interests	28	57
Net proceeds from stock-based awards	81	6
Excess tax benefit from stock-based awards	19	3
Other, net	-	(4)
Net cash used in financing activities	(3,322)	(1,012)

Net increase in cash and cash equivalents	1,082	1,784
Cash and cash equivalents at beginning of year	2,656	872
Cash and cash equivalents at end of year	$3,738	$2,656

VI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS

PRODUCT REVENUES AND UNIT NET CASH COSTS
Unit net cash costs per pound of copper and per pound of molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX’s mining operations expressed on a basis relating to the primary metal product for the respective operations.  FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations.  This information differs from measures of performance determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP.  This measure is presented by other metals mining companies, although FCX’s measures may not be comparable to similarly titled measures reported by other companies.

FCX presents gross profit per pound of copper in the following tables using both a “by-product” method and a “co-product” method.  FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX’s costs to revenues from the copper, gold, molybdenum and other metals it produces, (iv) it is the method used to compare mining operations in certain industry publications and (v) it is the method used by FCX’s management and Board of Directors to monitor operations.  In the co-product method presentations, shared costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX’s metals sales volumes and realized prices change.

FCX shows revenue adjustments for prior period open sales as separate line items.  Because the pricing adjustments do not result from current period sales, FCX has reflected these separately from revenues on current period sales.  Noncash and other costs consist of items such as stock-based compensation costs, lower of cost or market inventory adjustments, write-offs of equipment and/or unusual charges.  They are removed from site production and delivery costs in the calculation of unit net cash costs.  Gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method.

VII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2010
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum a	Other b	Total

Revenues, excluding adjustments	$931	$931	$106	$14	$1,051

Site production and delivery, before net noncash
and other costs shown below	390	347	51	8	406
By-product creditsa	(104)	-	-	-	-
Treatment charges	30	29	-	1	30
Net cash costs	316	376	51	9	436
Depreciation, depletion and amortization	49	46	3	-	49
Noncash and other costs, net	24	24	-	-	24
Total costs	389	446	54	9	509
Revenue adjustments, primarily for hedging	-	-	-	-	-
Idle facility and other non-inventoriable costs	(22)	(22)	-	-	(22)
Gross profit	$520	$463	$52	$5	$520

Copper sales (millions of recoverable pounds)	237	237
Molybdenum sales (millions of recoverable pounds)c			7

Gross profit per pound of copper and molybdenum:

Revenues, excluding adjustments	$3.93	$3.93	$15.87

Site production and delivery, before net noncash
and other costs shown below	1.65	1.47	7.66
By-product creditsa	(0.44)	-	-
Treatment charges	0.12	0.12	-
Unit net cash costs	1.33	1.59	7.66
Depreciation, depletion and amortization	0.21	0.19	0.41
Noncash and other costs, net	0.10	0.10	0.04
Total unit costs	1.64	1.88	8.11
Revenue adjustments, primarily for hedging	-	-	-
Idle facility and other non-inventoriable costs	(0.10)	(0.10)	(0.02)
Gross profit per pound	$2.19	$1.95	$7.74

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,051	$406	$49
Treatment charges per above	N/A	30	N/A
Net noncash and other costs per above	N/A	24	N/A
Revenue adjustments, primarily for hedging per above	-	N/A	N/A
Idle facility and other non-inventoriable costs per above	N/A	22	N/A
Eliminations and other	(3)	4	4
North America copper mines	1,048	486	53
South America mining	1,608	451	64
Indonesia mining	2,117	474	65
Africa mining	343	141	34
Molybdenum	312	210	13
Rod & Refining	1,087	1,082	2
Atlantic Copper Smelting & Refining	647	647	10
Corporate, other & eliminations	(1,559)	(1,376)	7
As reported in FCX’s consolidated financial statements	$5,603	$2,115	$248

a. Molybdenum by-product credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b. Includes gold and silver product revenues and production costs.
c. Reflects molybdenum produced by the North America copper mines.

VIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2009
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum a	Other b	Total

Revenues, excluding adjustments	$915	$915	$68	$16	$999

Site production and delivery, before net noncash
and other costs shown below	367	337	35	7	379
By-product creditsa	(72)	-	-	-	-
Treatment charges	28	27	-	1	28
Net cash costs	323	364	35	8	407
Depreciation, depletion and amortization	67	63	3	1	67
Noncash and other costs, net	22	22	-	-	22
Total costs	412	449	38	9	496
Revenue adjustments, primarily for hedging	(2)	(2)	-	-	(2)
Idle facility and other non-inventoriable costs	(16)	(16)	-	-	(16)
Gross profit	$485	$448	$30	$7	$485

Copper sales (millions of recoverable pounds)	300	300
Molybdenum sales (millions of recoverable pounds)c			5

Gross profit per pound of copper and molybdenum:

Revenues, excluding adjustments	$3.04	$3.04	$12.57

Site production and delivery, before net noncash
and other costs shown below	1.22	1.12	6.41
By-product creditsa	(0.24)	-	-
Treatment charges	0.09	0.09	-
Unit net cash costs	1.07	1.21	6.41
Depreciation, depletion and amortization	0.22	0.21	0.51
Noncash and other costs, net	0.07	0.07	0.04
Total unit costs	1.36	1.49	6.96
Revenue adjustments, primarily for hedging	(0.01)	(0.01)	-
Idle facility and other non-inventoriable costs	(0.06)	(0.05)	-
Gross profit per pound	$1.61	$1.49	$5.61

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$999	$379	$67
Treatment charges per above	N/A	28	N/A
Net noncash and other costs per above	N/A	22	N/A
Revenue adjustments, primarily for hedging per above	(2)	N/A	N/A
Idle facility and other non-inventoriable costs per above	N/A	16	N/A
Eliminations and other	(3)	1	4
North America copper mines	994	446	71
South America mining	1,235	451	74
Indonesia mining	1,520	371	68
Africa mining	219	118	29
Molybdenum	257	183	14
Rod & Refining	1,027	1,022	2
Atlantic Copper Smelting & Refining	690	690	10
Corporate, other & eliminations	(1,332)	(1,351)	6
As reported in FCX’s consolidated financial statements	$4,610	$1,930	$274

a. Molybdenum by-product credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b. Includes gold and silver product revenues and production costs.
c. Reflects molybdenum produced by the North America copper mines.

IX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2010
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum a	Other b	Total

Revenues, excluding adjustments	$3,702	$3,702	$383	$58	$4,143

Site production and delivery, before net noncash
and other costs shown below	1,621	1,456	195	29	1,680
By-product creditsa	(382)	-	-	-	-
Treatment charges	105	102	-	3	105
Net cash costs	1,344	1,558	195	32	1,785
Depreciation, depletion and amortization	256	241	13	2	256
Noncash and other costs, net	131	131	-	-	131
Total costs	1,731	1,930	208	34	2,172
Revenue adjustments, primarily for hedging	(2)	(2)	-	-	(2)
Idle facility and other non-inventoriable costs	(87)	(86)	(1)	-	(87)
Gross profit	$1,882	$1,684	$174	$24	$1,882

Copper sales (millions of recoverable pounds)	1,082	1,082
Molybdenum sales (millions of recoverable pounds)c			25

Gross profit per pound of copper and molybdenum:

Revenues, excluding adjustments	$3.42	$3.42	$15.60

Site production and delivery, before net noncash
and other costs shown below	1.50	1.35	7.95
By-product creditsa	(0.35)	-	-
Treatment charges	0.09	0.09	-
Unit net cash costs	1.24	1.44	7.95
Depreciation, depletion and amortization	0.24	0.22	0.54
Noncash and other costs, net	0.12	0.12	0.01
Total unit costs	1.60	1.78	8.50
Revenue adjustments, primarily for hedging	-	-	-
Idle facility and other non-inventoriable costs	(0.08)	(0.08)	(0.02)
Gross profit per pound	$1.74	$1.56	$7.08

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$4,143	$1,680	$256
Treatment charges per above	N/A	105	N/A
Net noncash and other costs per above	N/A	131	N/A
Revenue adjustments, primarily for hedging per above	(2)	N/A	N/A
Idle facility and other non-inventoriable costs per above	N/A	87	N/A
Eliminations and other	(5)	12	17
North America copper mines	4,136	2,015	273
South America mining	4,991	1,678	250
Indonesia mining	6,377	1,904	257
Africa mining	1,106	488	128
Molybdenum	1,205	784	51
Rod & Refining	4,470	4,443	8
Atlantic Copper Smelting & Refining	2,491	2,470	38
Corporate, other & eliminations	(5,794)	(5,428)	31
As reported in FCX’s consolidated financial statements	$18,982	$8,354	$1,036

a. Molybdenum by-product credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b. Includes gold and silver product revenues and production costs.
c. Reflects molybdenum produced by the North America copper mines.

X

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2009
	By-Product	Co-Product Method
(In Millions)	Method	Copper		Molybdenum a	Other b	Total

Revenues, excluding adjustments	$2,823	$2,823		$274	$45	$3,142

Site production and delivery, before net noncash
and other costs shown below	1,483	1,364		142	22	1,528
By-product creditsa	(274)	-		-	-	-
Treatment charges	102	100		-	2	102
Net cash costs	1,311	1,464		142	24	1,630
Depreciation, depletion and amortization	264	251		10	3	264
Noncash and other costs, net	129	127		2	-	129
Total costs	1,704	1,842		154	27	2,023
Revenue adjustments, primarily for hedging	92	92		-	-	92
Idle facility and other non-inventoriable costs	(100)	(100)		-	-	(100)
Gross profit	$1,111	$973		$120	$18	$1,111

Copper sales (millions of recoverable pounds)	1,185	1,185
Molybdenum sales (millions of recoverable pounds)c				25

Gross profit per pound of copper and molybdenum:

Revenues, excluding adjustments	$2.38	$2.38		$10.96

Site production and delivery, before net noncash
and other costs shown below	1.25	1.15		5.67
By-product creditsa	(0.23)	-		-
Treatment charges	0.09	0.09		-
Unit net cash costs	1.11	1.24		5.67
Depreciation, depletion and amortization	0.22	0.21		0.40
Noncash and other costs, net	0.11	0.11		0.07
Total unit costs	1.44	1.56		6.14
Revenue adjustments, primarily for hedging	0.08	0.08		-
Idle facility and other non-inventoriable costs	(0.08)	(0.08)		-
Gross profit per pound	$0.94	$0.82		$4.82

Reconciliation to Amounts Reported				Depreciation,
		Production		Depletion and
(In Millions)	Revenues	and Delivery		Amortization
Totals presented above	$3,142	$1,528		$264
Treatment charges per above	N/A	102		N/A
Net noncash and other costs per above	N/A	129		N/A
Revenue adjustments, primarily for hedging per above	92	N/A		N/A
Idle facility and other non-inventoriable costs per above	N/A	100		N/A
Eliminations and other	1	52		16
North America copper mines	3,235	1,911		280
South America mining	3,839	1,563		275
Indonesia mining	5,908	1,505		275
Africa mining	389	315		66
Molybdenum	847	660	d	49
Rod & Refining	3,356	3,336		8
Atlantic Copper Smelting & Refining	1,892	1,895		36
Corporate, other & eliminations	(4,426)	(4,150)		25
As reported in FCX’s consolidated financial statements	$15,040	$7,035	d	$1,014

a. Molybdenum by-product credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b. Includes gold and silver product revenues and production costs.
c. Reflects molybdenum produced by the North America copper mines.
d. Includes lower of cost or market (LCM) molybdenum inventory adjustments of $19 million.

XI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2010
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other a	Total

Revenues, excluding adjustments	$1,447	$1,447	$99	$1,546

Site production and delivery, before net noncash
and other costs shown below	428	403	31	434
By-product credits	(93)	-	-	-
Treatment charges	59	59	-	59
Net cash costs	394	462	31	493
Depreciation, depletion and amortization	64	61	3	64
Noncash and other costs, net	6	5	1	6
Total costs	464	528	35	563
Revenue adjustments, primarily for pricing
on prior period open sales	122	122	-	122
Other non-inventoriable costs	(15)	(13)	(2)	(15)
Gross profit	$1,090	$1,028	$62	$1,090

Copper sales (millions of recoverable pounds)	340	340

Gross profit per pound of copper:

Revenues, excluding adjustments	$4.26	$4.26

Site production and delivery, before net noncash
and other costs shown below	1.26	1.18
By-product credits	(0.27)	-
Treatment charges	0.17	0.18
Unit net cash costs	1.16	1.36
Depreciation, depletion and amortization	0.19	0.18
Noncash and other costs, net	0.02	0.01
Total unit costs	1.37	1.55
Revenue adjustments, primarily for pricing
on prior period open sales	0.36	0.36
Other non-inventoriable costs	(0.05)	(0.05)
Gross profit per pound	$3.20	$3.02

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,546	$434	$64
Treatment charges per above	(59)	N/A	N/A
Net noncash and other costs per above	N/A	6	N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	122	N/A	N/A
Other non-inventoriable costs per above	N/A	15	N/A
Eliminations and other	(1)	(4)	-
South America mining	1,608	451	64
North America copper mines	1,048	486	53
Indonesia mining	2,117	474	65
Africa mining	343	141	34
Molybdenum	312	210	13
Rod & Refining	1,087	1,082	2
Atlantic Copper Smelting & Refining	647	647	10
Corporate, other & eliminations	(1,559)	(1,376)	7
As reported in FCX’s consolidated financial statements	$5,603	$2,115	$248

a. Includes gold, silver and molybdenum product revenues and production costs.

XII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2009
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other a	Total

Revenues, excluding adjustments	$1,159	$1,159	$50	$1,209

Site production and delivery, before net noncash
and other costs shown below	424	403	23	426
By-product credits	(48)	-	-	-
Treatment charges	54	54	-	54
Net cash costs	430	457	23	480
Depreciation, depletion and amortization	74	72	2	74
Noncash and other costs, net	21	20	1	21
Total costs	525	549	26	575
Revenue adjustments, primarily for pricing
on prior period open sales	80	80	-	80
Other non-inventoriable costs	(6)	(6)	-	(6)
Gross profit	$708	$684	$24	$708

Copper sales (millions of recoverable pounds)	354	354

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.27	$3.27

Site production and delivery, before net noncash
and other costs shown below	1.20	1.14
By-product credits	(0.13)	-
Treatment charges	0.15	0.15
Unit net cash costs	1.22	1.29
Depreciation, depletion and amortization	0.21	0.20
Noncash and other costs, net	0.05	0.06
Total unit costs	1.48	1.55
Revenue adjustments, primarily for pricing
on prior period open sales	0.23	0.23
Other non-inventoriable costs	(0.02)	(0.02)
Gross profit per pound	$2.00	$1.93

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,209	$426	$74
Treatment charges per above	(54)	N/A	N/A
Net noncash and other costs per above	N/A	21	N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	80	N/A	N/A
Other non-inventoriable costs per above	N/A	6	N/A
Eliminations and other	-	(2)	-
South America mining	1,235	451	74
North America copper mines	994	446	71
Indonesia mining	1,520	371	68
Africa mining	219	118	29
Molybdenum	257	183	14
Rod & Refining	1,027	1,022	2
Atlantic Copper Smelting & Refining	690	690	10
Corporate, other & eliminations	(1,332)	(1,351)	6
As reported in FCX’s consolidated financial statements	$4,610	$1,930	$274

a. Includes gold, silver and molybdenum product revenues and production costs.

XIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2010
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other a	Total

Revenues, excluding adjustments	$4,911	$4,911	$299	$5,210

Site production and delivery, before net noncash
and other costs shown below	1,613	1,521	110	1,631
By-product credits	(281)	-	-	-
Treatment charges	207	207	-	207
Net cash costs	1,539	1,728	110	1,838
Depreciation, depletion and amortization	249	237	12	249
Noncash and other costs, net	19	18	1	19
Total costs	1,807	1,983	123	2,106
Revenue adjustments, primarily for pricing
on prior year open sales	(14)	(14)	-	(14)
Other non-inventoriable costs	(44)	(40)	(4)	(44)
Gross profit	$3,046	$2,874	$172	$3,046

Copper sales (millions of recoverable pounds)	1,335	1,335

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.68	$3.68

Site production and delivery, before net noncash
and other costs shown below	1.21	1.14
By-product credits	(0.21)	-
Treatment charges	0.15	0.15
Unit net cash costs	1.15	1.29
Depreciation, depletion and amortization	0.19	0.18
Noncash and other costs, net	0.01	0.01
Total unit costs	1.35	1.48
Revenue adjustments, primarily for pricing
on prior year open sales	(0.01)	(0.01)
Other non-inventoriable costs	(0.04)	(0.04)
Gross profit per pound	$2.28	$2.15

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$5,210	$1,631	$249
Treatment charges per above	(207)	N/A	N/A
Net noncash and other costs per above	N/A	19	N/A
Revenue adjustments, primarily for pricing on prior
year open sales per above	(14)	N/A	N/A
Other non-inventoriable costs per above	N/A	44	N/A
Eliminations and other	2	(16)	1
South America mining	4,991	1,678	250
North America copper mines	4,136	2,015	273
Indonesia mining	6,377	1,904	257
Africa mining	1,106	488	128
Molybdenum	1,205	784	51
Rod & Refining	4,470	4,443	8
Atlantic Copper Smelting & Refining	2,491	2,470	38
Corporate, other & eliminations	(5,794)	(5,428)	31
As reported in FCX’s consolidated financial statements	$18,982	$8,354	$1,036

a. Includes gold, silver and molybdenum product revenues and production costs.

XIV

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2009
	By-Product	Co-Product Method
(In Millions)	Method	Copper		Other a	Total

Revenues, excluding adjustments	$3,768	$3,768		$167	$3,935

Site production and delivery, before net noncash
and other costs shown below	1,512	1,429		91	1,520
By-product credits	(159)	-		-	-
Treatment charges	206	206		-	206
Net cash costs	1,559	1,635		91	1,726
Depreciation, depletion and amortization	275	267		8	275
Noncash and other costs, net	28	28		-	28
Total costs	1,862	1,930		99	2,029
Revenue adjustments, primarily for pricing
on prior year open sales	109	109		-	109
Other non-inventoriable costs	(31)	(26)		(5)	(31)
Gross profit	$1,984	$1,921		$63	$1,984

Copper sales (millions of recoverable pounds)	1,394	1,394

Gross profit per pound of copper:

Revenues, excluding adjustments	$2.70	$2.70

Site production and delivery, before net noncash
and other costs shown below	1.08	1.02
By-product credits	(0.11)	-
Treatment charges	0.15	0.15
Unit net cash costs	1.12	1.17
Depreciation, depletion and amortization	0.20	0.19
Noncash and other costs, net	0.02	0.02
Total unit costs	1.34	1.38
Revenue adjustments, primarily for pricing
on prior year open sales	0.08	0.08
Other non-inventoriable costs	(0.02)	(0.02)
Gross profit per pound	$1.42	$1.38

Reconciliation to Amounts Reported				Depreciation,
		Production		Depletion and
(In Millions)	Revenues	and Delivery		Amortization
Totals presented above	$3,935	$1,520		$275
Treatment charges per above	(206)	N/A		N/A
Net noncash and other costs per above	N/A	28		N/A
Revenue adjustments, primarily for pricing on prior
year open sales per above	109	N/A		N/A
Other non-inventoriable costs per above	N/A	31		N/A
Eliminations and other	1	(16)		-
South America mining	3,839	1,563		275
North America copper mines	3,235	1,911		280
Indonesia mining	5,908	1,505		275
Africa mining	389	315		66
Molybdenum	847	660	b	49
Rod & Refining	3,356	3,336		8
Atlantic Copper Smelting & Refining	1,892	1,895		36
Corporate, other & eliminations	(4,426)	(4,150)		25
As reported in FCX’s consolidated financial statements	$15,040	$7,035	b	$1,014

a. Includes gold, silver and molybdenum product revenues and production costs.
b. Includes LCM molybdenum inventory adjustments of $19 million.

XV

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2010
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total

Revenues, excluding adjustments	$1,277	$1,277	$789	$28	$2,094

Site production and delivery, before net noncash
and other costs shown below	456	278	172	6	456
Gold and silver credits	(829)	-	-	-	-
Treatment charges	57	35	21	1	57
Royalty on metals	47	29	18	-	47
Net cash (credits) costs	(269)	342	211	7	560
Depreciation and amortization	65	40	24	1	65
Noncash and other costs, net	18	10	7	1	18
Total (credits) costs	(186)	392	242	9	643
Revenue adjustments, primarily for pricing on
prior period open sales	115	115	9	3	127
PT Smelting intercompany profit	(38)	(23)	(14)	(1)	(38)
Gross profit	$1,540	$977	$542	$21	$1,540

Copper sales (millions of recoverable pounds)	295	295
Gold sales (thousands of recoverable ounces)			565
Silver sales (thousands of recoverable ounces)				919

Gross profit per pound of copper/per ounce of gold and silver:

Revenues, excluding adjustments	$4.34	$4.34	$1,399	$29.42

Site production and delivery, before net noncash
and other costs shown below	1.55	0.94	304	6.40
Gold and silver credits	(2.81)	-	-	-
Treatment charges	0.19	0.12	38	0.80
Royalty on metals	0.16	0.10	32	0.66
Unit net cash (credits) costs	(0.91)	1.16	374	7.86
Depreciation and amortization	0.22	0.13	43	0.92
Noncash and other costs, net	0.06	0.04	12	0.24
Total unit (credits) costs	(0.63)	1.33	429	9.02
Revenue adjustments, primarily for pricing on
prior period open sales	0.39	0.39	17	3.16
PT Smelting intercompany profit	(0.13)	(0.08)	(26)	(0.54)
Gross profit per pound/ounce	$5.23	$3.32	$961	$23.02

Reconciliation to Amounts Reported		Production	Depreciation,
		and	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$2,094	$456	$65
Treatment charges per above	(57)	N/A	N/A
Royalty on metals per above	(47)	N/A	N/A
Net noncash and other costs per above	N/A	18	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	127	N/A	N/A
Indonesia mining	2,117	474	65
North America copper mines	1,048	486	53
South America mining	1,608	451	64
Africa mining	343	141	34
Molybdenum	312	210	13
Rod & Refining	1,087	1,082	2
Atlantic Copper Smelting & Refining	647	647	10
Corporate, other & eliminations	(1,559)	(1,376)	7
As reported in FCX’s consolidated financial statements	$5,603	$2,115	$248

XVI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2009
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total

Revenues, excluding adjustments	$887	$887	$589	$14	$1,490

Site production and delivery, before net noncash
and other costs shown below	363	211	149	3	363
Gold and silver credits	(640)	-	-	-	-
Treatment charges	64	37	26	1	64
Royalty on metals	33	20	13	-	33
Net cash (credits) costs	(180)	268	188	4	460
Depreciation and amortization	68	39	28	1	68
Noncash and other costs, net	8	5	3	-	8
Total (credits) costs	(104)	312	219	5	536
Revenue adjustments, primarily for pricing on
prior period open sales	90	90	35	2	127
PT Smelting intercompany profit	(7)	(4)	(3)	-	(7)
Gross profit	$1,074	$661	$402	$11	$1,074

Copper sales (millions of recoverable pounds)	269	269
Gold sales (thousands of recoverable ounces)			528
Silver sales (thousands of recoverable ounces)				823

Gross profit per pound of copper/per ounce of gold and silver:

Revenues, excluding adjustments	$3.31	$3.31	$1,116	$17.44

Site production and delivery, before net noncash
and other costs shown below	1.36	0.79	281	4.75
Gold and silver credits	(2.39)	-	-	-
Treatment charges	0.24	0.14	50	0.84
Royalty on metals	0.12	0.07	26	0.43
Unit net cash (credits) costs	(0.67)	1.00	357	6.02
Depreciation and amortization	0.25	0.14	52	0.88
Noncash and other costs, net	0.03	0.02	7	0.11
Total unit (credits) costs	(0.39)	1.16	416	7.01
Revenue adjustments, primarily for pricing on
prior period open sales	0.34	0.33	67	2.50
PT Smelting intercompany profit	(0.03)	(0.01)	(5)	(0.09)
Gross profit per pound/ounce	$4.01	$2.47	$762	$12.84

Reconciliation to Amounts Reported		Production	Depreciation,
		and	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$1,490	$363	$68
Treatment charges per above	(64)	N/A	N/A
Royalty on metals per above	(33)	N/A	N/A
Net noncash and other costs per above	N/A	8	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	127	N/A	N/A
Indonesia mining	1,520	371	68
North America copper mines	994	446	71
South America mining	1,235	451	74
Africa mining	219	118	29
Molybdenum	257	183	14
Rod & Refining	1,027	1,022	2
Atlantic Copper Smelting & Refining	690	690	10
Corporate, other & eliminations	(1,332)	(1,351)	6
As reported in FCX’s consolidated financial statements	$4,610	$1,930	$274

XVII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2010
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total

Revenues, excluding adjustments	$4,475	$4,475	$2,243	$90	$6,808

Site production and delivery, before net noncash
and other costs shown below	1,856	1,220	612	24	1,856
Gold and silver credits	(2,334)	-	-	-	-
Treatment charges	270	178	89	3	270
Royalty on metals	156	102	51	3	156
Net cash (credits) costs	(52)	1,500	752	30	2,282
Depreciation and amortization	257	169	85	3	257
Noncash and other costs, net	48	31	16	1	48
Total costs	253	1,700	853	34	2,587
Revenue adjustments, primarily for pricing on
prior year open sales	(6)	(6)	1	-	(5)
PT Smelting intercompany profit	(42)	(28)	(13)	(1)	(42)
Gross profit	$4,174	$2,741	$1,378	$55	$4,174

Copper sales (millions of recoverable pounds)	1,214	1,214
Gold sales (thousands of recoverable ounces)			1,765
Silver sales (thousands of recoverable ounces)				4,078

Gross profit per pound of copper/per ounce of gold and silver:

Revenues, excluding adjustments	$3.69	$3.69	$1,271	$21.99

Site production and delivery, before net noncash
and other costs shown below	1.53	1.01	347	5.99
Gold and silver credits	(1.92)	-	-	-
Treatment charges	0.22	0.15	50	0.87
Royalty on metals	0.13	0.08	29	0.50
Unit net cash (credits) costs	(0.04)	1.24	426	7.36
Depreciation and amortization	0.21	0.14	48	0.83
Noncash and other costs, net	0.04	0.02	9	0.16
Total unit costs	0.21	1.40	483	8.35
Revenue adjustments, primarily for pricing on
prior year open sales	(0.01)	(0.01)	1	(0.09)
PT Smelting intercompany profit	(0.03)	(0.02)	(8)	(0.14)
Gross profit per pound/ounce	$3.44	$2.26	$781	$13.41

Reconciliation to Amounts Reported		Production	Depreciation,
		and	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$6,808	$1,856	$257
Treatment charges per above	(270)	N/A	N/A
Royalty on metals per above	(156)	N/A	N/A
Net noncash and other costs per above	N/A	48	N/A
Revenue adjustments, primarily for pricing on
prior year open sales per above	(5)	N/A	N/A
Indonesia mining	6,377	1,904	257
North America copper mines	4,136	2,015	273
South America mining	4,991	1,678	250
Africa mining	1,106	488	128
Molybdenum	1,205	784	51
Rod & Refining	4,470	4,443	8
Atlantic Copper Smelting & Refining	2,491	2,470	38
Corporate, other & eliminations	(5,794)	(5,428)	31
As reported in FCX’s consolidated financial statements	$18,982	$8,354	$1,036

XVIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2009
	By-Product	Co-Product Method
(In Millions)	Method	Copper		Gold	Silver	Total

Revenues, excluding adjustments	$3,708	$3,708		$2,527	$73	$6,308

Site production and delivery, before net noncash
and other costs shown below	1,468	862		589	17	1,468
Gold and silver credits	(2,606)	-		-	-	-
Treatment charges	312	183		125	4	312
Royalty on metals	147	86		59	2	147
Net cash (credits) costs	(679)	1,131		773	23	1,927
Depreciation and amortization	275	162		110	3	275
Noncash and other costs, net	37	22		15	-	37
Total (credits) costs	(367)	1,315		898	26	2,239
Revenue adjustments, primarily for pricing on
prior year open sales	53	53		5	1	59
PT Smelting intercompany profit	(54)	(32)		(21)	(1)	(54)
Gross profit	$4,074	$2,414		$1,613	$47	$4,074

Copper sales (millions of recoverable pounds)	1,400	1,400
Gold sales (thousands of recoverable ounces)				2,543
Silver sales (thousands of recoverable ounces)					4,877

Gross profit per pound of copper/per ounce of gold and silver:

Revenues, excluding adjustments	$2.65	$2.65		$994	$14.94

Site production and delivery, before net noncash
and other costs shown below	1.05	0.62		232	3.52
Gold and silver credits	(1.86)	-		-	-
Treatment charges	0.22	0.13		49	0.75
Royalty on metals	0.10	0.06		23	0.35
Unit net cash (credits) costs	(0.49)	0.81		304	4.62
Depreciation and amortization	0.20	0.11		43	0.66
Noncash and other costs, net	0.03	0.02		6	0.09
Total unit (credits) costs	(0.26)	0.94		353	5.37
Revenue adjustments, primarily for pricing on
prior year open sales	0.04	0.04		2	0.21
PT Smelting intercompany profit	(0.04)	(0.02)		(9)	(0.13)
Gross profit per pound/ounce	$2.91	$1.73		$634	$9.65

Reconciliation to Amounts Reported		Production		Depreciation,
		and		Depletion and
(In Millions)	Revenues	Delivery		Amortization
Totals presented above	$6,308	$1,468		$275
Treatment charges per above	(312)	N/A		N/A
Royalty on metals per above	(147)	N/A		N/A
Net noncash and other costs per above	N/A	37		N/A
Revenue adjustments, primarily for pricing on
prior year open sales per above	59	N/A		N/A
Indonesia mining	5,908	1,505		275
North America copper mines	3,235	1,911		280
South America mining	3,839	1,563		275
Africa mining	389	315		66
Molybdenum	847	660	a	49
Rod & Refining	3,356	3,336		8
Atlantic Copper Smelting & Refining	1,892	1,895		36
Corporate, other & eliminations	(4,426)	(4,150)		25
As reported in FCX’s consolidated financial statements	$15,040	$7,035	a	$1,014

a. Includes LCM molybdenum inventory adjustments of $19 million.

XIX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2010
	By-Product		Co-Product Method
(In Millions)	Method		Copper	Cobalt	Total

Revenues, excluding adjustments a	$278		$278	$73	$351

Site production and delivery, before net noncash
and other costs shown below	102		85	39	124
Cobalt credits	(47	)b	-	-	-
Royalty on metals	6		5	1	6
Net cash costs	61		90	40	130
Depreciation, depletion and amortization	34		29	5	34
Noncash and other costs, net	13		11	2	13
Total costs	108		130	47	177
Revenue adjustments, primarily for pricing
on prior period open sales	3		3	(4)	(1)
Other non-inventoriable costs	(5)		(5)	-	(5)
Gross profit	$168		$146	$22	$168

Copper sales (millions of recoverable pounds)	68		68
Cobalt sales (millions of contained pounds)				7

Gross profit per pound of copper/cobalt:

Revenues, excluding adjustments a	$4.05		$4.05	$10.46

Site production and delivery, before net noncash
and other costs shown below	1.48		1.23	5.60
Cobalt credits	(0.68	)b	-	-
Royalty on metals	0.09		0.08	0.16
Unit net cash costs	0.89		1.31	5.76
Depreciation, depletion and amortization	0.49		0.43	0.64
Noncash and other costs, net	0.19		0.16	0.24
Total unit costs	1.57		1.90	6.64
Revenue adjustments, primarily for pricing
on prior period open sales	0.04		0.04	(0.55)
Other non-inventoriable costs	(0.07)		(0.06)	(0.09)
Gross profit per pound	$2.45		$2.13	$3.18

Reconciliation to Amounts Reported				Depreciation,
			Production	Depletion and
(In Millions)	Revenues		and Delivery	Amortization
Totals presented above	$351		$124	$34
Royalty on metals per above	(6)		N/A	N/A
Net noncash and other costs per above	N/A		13	N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	(1)		N/A	N/A
Other non-inventoriable costs per above	N/A		5	N/A
Eliminations and other	(1)		(1)	-
Africa mining	343		141	34
North America copper mines	1,048		486	53
South America mining	1,608		451	64
Indonesia mining	2,117		474	65
Molybdenum	312		210	13
Rod & Refining	1,087		1,082	2
Atlantic Copper Smelting & Refining	647		647	10
Corporate, other & eliminations	(1,559)		(1,376)	7
As reported in FCX’s consolidated financial statements	$5,603		$2,115	$248

a. Includes adjustments for point-of-sale transportation costs as negotiated in customer contracts.
b. Net of cobalt downstream processing and freight costs.

XX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2010
	By-Product		Co-Product Method
(In Millions)	Method		Copper	Cobalt	Total

Revenues, excluding adjustments a	$904		$904	$218	$1,122

Site production and delivery, before net noncash
and other costs shown below	366		323	115	438
Cobalt credits	(150	)b	-	-	-
Royalty on metals	20		16	4	20
Net cash costs	236		339	119	458
Depreciation, depletion and amortization	128		107	21	128
Noncash and other costs, net	30		26	4	30
Total costs	394		472	144	616
Revenue adjustments, primarily for pricing
on prior year open sales	-		-	4	4
Other non-inventoriable costs	(20)		(17)	(3)	(20)
Gross profit	$490		$415	$75	$490

Copper sales (millions of recoverable pounds)	262		262
Cobalt sales (millions of contained pounds)				20

Gross profit per pound of copper/cobalt:

Revenues, excluding adjustments a	$3.45		$3.45	$10.95

Site production and delivery, before net noncash
and other costs shown below	1.40		1.23	5.78
Cobalt credits	(0.58	)b	-	-
Royalty on metals	0.08		0.06	0.19
Unit net cash costs	0.90		1.29	5.97
Depreciation, depletion and amortization	0.49		0.41	1.03
Noncash and other costs, net	0.11		0.10	0.23
Total unit costs	1.50		1.80	7.23
Revenue adjustments, primarily for pricing
on prior year open sales	-		-	0.18
Other non-inventoriable costs	(0.08)		(0.07)	(0.16)
Gross profit per pound	$1.87		$1.58	$3.74

Reconciliation to Amounts Reported				Depreciation,
			Production	Depletion and
(In Millions)	Revenues		and Delivery	Amortization
Totals presented above	$1,122		$438	$128
Royalty on metals per above	(20)		N/A	N/A
Net noncash and other costs per above	N/A		30	N/A
Revenue adjustments, primarily for pricing on prior
year open sales per above	4		N/A	N/A
Other non-inventoriable costs per above	N/A		20	N/A
Africa mining	1,106		488	128
North America copper mines	4,136		2,015	273
South America mining	4,991		1,678	250
Indonesia mining	6,377		1,904	257
Molybdenum	1,205		784	51
Rod & Refining	4,470		4,443	8
Atlantic Copper Smelting & Refining	2,491		2,470	38
Corporate, other & eliminations	(5,794)		(5,428)	31
As reported in FCX’s consolidated financial statements	$18,982		$8,354	$1,036

a. Includes adjustments for point-of-sale transportation costs as negotiated in customer contracts.
b. Net of cobalt downstream processing and freight costs.

XXI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Henderson Molybdenum Mine Product Revenues and Production Costs and Unit Net Cash Costs

	Three Months Ended December 31,
(In Millions)	2010	2009a

Revenues, excluding adjustments	$159	$88

Site production and delivery, before net noncash
and other costs shown below	52	37
Treatment charges and other	10	7
Net cash costs	62	44
Depreciation, depletion and amortization	9	6
Noncash and other costs, net	-	-
Total costs	71	50
Gross profitb	$88	$38

Molybdenum sales (millions of recoverable pounds)	10	6

Gross profit per pound of molybdenum:

Revenues, excluding adjustments	$16.07	$13.78

Site production and delivery, before net noncash
and other costs shown below	5.26	5.75
Treatment charges and other	1.10	1.09
Unit net cash costs	6.36	6.84
Depreciation, depletion and amortization	0.85	0.96
Noncash and other costs, net	0.03	0.05
Total unit costs	7.24	7.85
Gross profit per pound	$8.83	$5.93

Reconciliation to Amounts Reported
(In Millions)			Depreciation,
		Production	Depletion and
Three Months Ended December 31, 2010	Revenues	and Delivery	Amortization
Totals presented above	$159	$52	$9
Treatment charges and other per above	(10)	N/A	N/A
Net noncash and other costs per above	N/A	-	N/A
Henderson mine	149	52	9
Other molybdenum operations and eliminationsc	163	158	4
Molybdenum	312	210	13
North America copper mines	1,048	486	53
South America mining	1,608	451	64
Indonesia mining	2,117	474	65
Africa mining	343	141	34
Rod & Refining	1,087	1,082	2
Atlantic Copper Smelting & Refining	647	647	10
Corporate, other & eliminations	(1,559)	(1,376)	7
As reported in FCX’s consolidated financial statements	$5,603	$2,115	$248

Three Months Ended December 31, 2009
Totals presented above	$88	$37	$6
Treatment charges and other per above	(7)	N/A	N/A
Net noncash and other costs per above	N/A	-	N/A
Henderson mine	81	37	6
Other molybdenum operations and eliminationsc	176	146	8
Molybdenum	257	183	14
North America copper mines	994	446	71
South America mining	1,235	451	74
Indonesia mining	1,520	371	68
Africa mining	219	118	29
Rod & Refining	1,027	1,022	2
Atlantic Copper Smelting & Refining	690	690	10
Corporate, other & eliminations	(1,332)	(1,351)	6
As reported in FCX’s consolidated financial statements	$4,610	$1,930	$274

a. Revenues and costs were adjusted to include freight and downstream conversion costs in net cash costs; gross profit was not affected by these adjustments.
b. Gross profit reflects sales of Henderson products based on volumes produced at market-based pricing.  On a consolidated basis, the Molybdenum segment includes profits on sales as they are made to third parties and realizations based on actual contract terms.  As a result, the actual gross profit realized will differ from the amounts reported in this table.

c. Primarily includes amounts associated with the molybdenum sales company, which includes sales of molybdenum produced at the North and South America copper mines.

XXII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Henderson Molybdenum Mine Product Revenues and Production Costs and Unit Net Cash Costs

	Years Ended December 31,
(In Millions)	2010	2009a

Revenues, excluding adjustments	$637	$347

Site production and delivery, before net noncash
and other costs shown below	193	148
Treatment charges and other	43	30
Net cash costs	236	178
Depreciation, depletion and amortization	34	26
Noncash and other costs, net	1	1
Total costs	271	205
Gross profitb	$366	$142

Molybdenum sales (millions of recoverable pounds)	40	27

Gross profit per pound of molybdenum:

Revenues, excluding adjustments	$15.89	$12.78

Site production and delivery, before net noncash
and other costs shown below	4.82	5.43
Treatment charges and other	1.08	1.09
Unit net cash costs	5.90	6.52
Depreciation, depletion and amortization	0.83	0.98
Noncash and other costs, net	0.03	0.04
Total unit costs	6.76	7.54
Gross profit per pound	$9.13	$5.24

Reconciliation to Amounts Reported
(In Millions)				Depreciation,
		Production		Depletion and
Year Ended December 31, 2010	Revenues	and Delivery		Amortization
Totals presented above	$637	$193		$34
Treatment charges and other per above	(43)	N/A		N/A
Net noncash and other costs per above	N/A	1		N/A
Henderson mine	594	194		34
Other molybdenum operations and eliminationsc	611	590		17
Molybdenum	1,205	784		51
North America copper mines	4,136	2,015		273
South America mining	4,991	1,678		250
Indonesia mining	6,377	1,904		257
Africa mining	1,106	488		128
Rod & Refining	4,470	4,443		8
Atlantic Copper Smelting & Refining	2,491	2,470		38
Corporate, other & eliminations	(5,794)	(5,428)		31
As reported in FCX’s consolidated financial statements	$18,982	$8,354		$1,036

Year Ended December 31, 2009
Totals presented above	$347	$148		$26
Treatment charges and other per above	(30)	N/A		N/A
Net noncash and other costs per above	N/A	1		N/A
Henderson mine	317	149		26
Other molybdenum operations and eliminationsc	530	511	d	23
Molybdenum	847	660		49
North America copper mines	3,235	1,911		280
South America mining	3,839	1,563		275
Indonesia mining	5,908	1,505		275
Africa mining	389	315		66
Rod & Refining	3,356	3,336		8
Atlantic Copper Smelting & Refining	1,892	1,895		36
Corporate, other & eliminations	(4,426)	(4,150)		25
As reported in FCX’s consolidated financial statements	$15,040	$7,035	d	$1,014

a. Revenues and costs were adjusted to include freight and downstream conversion costs in net cash costs; gross profit was not affected by these adjustments.
b. Gross profit reflects sales of Henderson products based on volumes produced at market-based pricing.  On a consolidated basis, the Molybdenum segment includes profits on sales as they are made to third parties and realizations based on actual contract terms.  As a result, the actual gross profit realized will differ from the amounts reported in this table.

c. Primarily includes amounts associated with the molybdenum sales company, which includes sales of molybdenum produced at the North and South America copper mines.
d. Includes LCM molybdenum inventory adjustments of $19 million.

XXIII

FREEPORT-McMoRan COPPER & GOLD INC.
PROVISION FOR INCOME TAXES

PROVISION FOR INCOME TAXES
FCX’s income tax provision for the 2010 periods resulted from taxes on international operations ($1.0 billion for the fourth quarter and $2.7 billion for the year) and U.S operations ($39 million for the fourth quarter and $244 million for the year).  As presented in the table below, FCX’s consolidated effective income tax rate was 35 percent for the year 2010.

FCX’s income tax provision for the 2009 periods resulted from taxes on international operations ($744 million for the fourth quarter and $2.3 billion for the year) and U.S. operations ($6 million for the fourth quarter and $35 million for the year). During 2009, FCX’s consolidated effective income tax rate was highly sensitive to changes in commodity prices and the mix of income between U.S. and international operations.  The difference between FCX’s consolidated effective tax rate of 40 percent for 2009 and the U.S. federal statutory rate of 35 percent was primarily attributable to the high proportion of income earned in Indonesia, which was taxed at an effective tax rate of 42 percent.

Summaries of the approximate amounts in the calculation of FCX’s consolidated provision for income taxes follow (in millions, except percentages):

	Three Months Ended December 31,
	2010			2009
			Income Tax			Income Tax
	Income	Effective	(Provision)	Income	Effective	(Provision)
	(Loss)a	Tax Rate	Benefit	(Loss)a	Tax Rate	Benefit
U.S.	$367	11%	$(39)	$233	3%	$(6	)b
South America	1,069	35%	(370)	741	31%	(232)
Indonesia	1,418	40%	(566)	1,048	42%	(440)
Africa	144	30%	(43)	51	27%	(14)
Eliminations and other	(12)	N/A	(30)	(15)	N/A	(14)
Annualized rate adjustment c	N/A	N/A	21	N/A	N/A	(44)
Consolidated FCX	$2,986	34%	$(1,027)	$2,058	36%	$(750)

	Years Ended December 31,
	2010			2009
			Income Tax			Income Tax
	Income	Effective	(Provision)	Income	Effective	(Provision)
	(Loss)a	Tax Rate	Benefit	(Loss)a	Tax Rate	Benefit
U.S.	$1,272	19%	$(244)	$98	36%	$(35	)b
South America	2,995	33%	(999)	2,010	32%	(650)
Indonesia	3,987	41%	(1,635)	4,000	42%	(1,697)
Africa	395	30%	(118)	(60)	25%	15
Eliminations and other	(137)	N/A	13	(232)	N/A	60
Consolidated FCX	$8,512	35%d	$(2,983)	$5,816	40%	$(2,307)

a.	Represents income (loss) by geographic location before income taxes and equity in affiliated companies’ net earnings.

b.	Includes a favorable adjustment totaling $43 million in the 2009 periods resulting from completion of a review of U.S. deferred income tax accounts.

c.	In accordance with applicable accounting rules, FCX adjusts its interim provision for income taxes to equal its estimated annualized tax rate.

d.
FCX’s estimated consolidated effective tax rate for 2011 will vary with commodity price changes and the mix of income from international and U.S. operations.  Assuming average prices of $4.25 per pound for copper, $1,350 per ounce for gold, $15 per pound for molybdenum during 2011 and current 2011 sales volume and cost estimates, FCX estimates its annual consolidated effective tax rate will approximate 34 percent.

XXIV

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS

FCX has organized its operations into five primary divisions – North America copper mines, South America mining, Indonesia mining, Africa mining and Molybdenum operations.  Notwithstanding this structure, FCX internally reports information on a mine-by-mine basis.  Therefore, FCX concluded that its operating segments include individual mines.  Operating segments that meet certain thresholds are reportable segments.  Further discussion of the reportable segments included in FCX’s primary operating divisions, as well as FCX’s other reportable segments – Rod & Refining and Atlantic Copper Smelting & Refining – follows.

North America Copper Mines.  FCX has seven operating copper mines in North America – Morenci, Sierrita, Bagdad, Safford and Miami in Arizona, and Tyrone and Chino in New Mexico.  The North America copper mines include Morenci as a reportable segment.  Other North America copper mines include FCX’s other southwestern U.S. copper mines.  In addition to copper, the Sierrita and Bagdad mines produce molybdenum concentrates.

South America.  South America mining includes four operating copper mines – Cerro Verde in Peru, and Candelaria, Ojos del Salado and El Abra in Chile.  South America mining includes Cerro Verde as a reportable segment.  In addition to copper, the Cerro Verde mine produces molybdenum concentrates.  Other South America mining includes FCX’s Chilean copper mines.  In addition to copper, the Candelaria and Ojos del Salado mines produce gold and silver.

Indonesia.  Indonesia mining includes PT Freeport Indonesia’s Grasberg minerals district.  PT Freeport Indonesia produces copper concentrates, which contain significant quantities of gold and silver.

Africa.  Africa mining includes the Tenke Fungurume copper and cobalt mining concessions in the Katanga province of the Democratic Republic of Congo.  The Tenke Fungurume mine produces copper cathode and cobalt hydroxide.  Copper cathode production commenced in March 2009, and the first copper cathode was sold in the second quarter of 2009.

Molybdenum.  The Molybdenum segment includes the Henderson molybdenum mine in Colorado and related conversion facilities.  The Molybdenum segment also includes a sales company that purchases and sells molybdenum from the Henderson mine as well as from FCX’s North and South America copper mines that also produce molybdenum.  At times the Molybdenum segment roasts and/or processes material on a toll basis.

Rod & Refining.  The Rod & Refining segment consists of copper conversion facilities located in North America, and includes a refinery, three rod mills and a specialty copper products facility.  These operations process copper produced at FCX’s North America mines and purchased copper into copper cathode, rod and custom copper shapes.  At times these operations refine copper and produce copper rod and shapes for customers on a toll basis.

Atlantic Copper Smelting & Refining.  Atlantic Copper, FCX’s wholly owned smelting unit in Spain, smelts and refines copper concentrates and markets refined copper and precious metals in slimes.

Intersegment Sales.  Intersegment sales between FCX’s operations are based on similar arms-length transactions with third parties at the time of the sale.  Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, timing of sales to unaffiliated customers and transportation premiums.

Allocations.  FCX allocates certain operating costs, expenses and capital expenditures to the operating divisions and individual segments.  However, not all costs and expenses applicable to a mine or operation are allocated.  All U.S. federal and state income taxes are recorded and managed at the corporate level, whereas foreign income taxes are recorded and managed at the applicable mine or operation.  In addition, most exploration and research activities are managed at the corporate level, and those costs along with some selling, general and administrative costs are not allocated to the operating divisions or segments.  Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.

XXV

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS
(continued)

(in millions)	North America Copper Mines	South America	Indonesia	Africa
Atlantic
Copper	Corporate,
Other	Cerro	Other	Molyb-	Rod &	Smelting	Other &	FCX
Three Months Ended December 31, 2010	Morenci	Mines	Total	Verde	Mines	Total	Grasberg	Tenke	denum	Refining	& Refining	Eliminations	Total
Revenues:
Unaffiliated customers	$39	$21	$60	$619	$803	$1,422	$1,740	a	$343	$312	$1,081	$643	$2	$5,603
Intersegment	357	631	988	178	8	186	377	-	-	6	4	(1,561)	-
Production and delivery	181	305	486	192	259	451	474	141	210	1,082	647	(1,376)	2,115
Depreciation, depletion and amortization	24	29	53	39	25	64	65	34	13	2	10	7	248
Selling, general and administrative expenses	-	-	-	-	-	-	40	-	3	-	6	55	104
Exploration and research expenses	-	-	-	-	-	-	-	-	-	-	-	39	39
Operating income (loss)	191	318	509	566	527	1,093	1,538	168	86	3	(16)	(284)	3,097

Interest expense, net	1	2	3	-	-	-	-	1	-	-	3	85	92
Provision for income taxes	-	-	-	196	174	370	566	43	-	-	-	48	1,027
Total assets at December 31, 2010	1,940	4,477	6,417	4,272	3,263	7,535	6,048	3,640	1,897	311	1,317	2,221	29,386
Capital expenditures	19	74	93	43	144	187	125	41	55	3	12	19	535

Three Months Ended December 31, 2009
Revenues:
Unaffiliated customers	$11	$19	$30	$517	$601	$1,118	$1,274	a	$219	$257	$1,019	$690	$3	$4,610
Intersegment	328	636	964	56	61	117	246	-	-	8	-	(1,335)	-
Production and delivery	140	306	446	192	259	451	371	118	183	1,022	690	(1,351)	1,930
Depreciation, depletion and amortization	36	35	71	41	33	74	68	29	14	2	10	6	274
Selling, general and administrative expenses	-	-	-	-	-	-	30	-	2	-	6	58	96
Exploration and research expenses	-	-	-	-	-	-	-	-	1	-	-	16	17
Restructuring and other charges	-	-	-	-	-	-	-	-	-	-	-	54	b	54
Operating income (loss)	163	314	477	340	370	710	1,051	72	57	3	(16)	(115)	2,239

Interest expense, net	-	3	3	-	1	1	(6)	2	-	-	2	133	135
Provision for income taxes	-	-	-	114	118	232	440	14	-	-	-	64	750
Total assets at December 31, 2009	1,934	4,207	6,141	3,937	2,515	6,452	4,974	3,386	1,731	291	991	2,030	25,996
Capital expenditures	4	220	224	20	15	35	80	82	11	1	8	8	449

a. Includes PT Freeport Indonesia’s sales to PT Smelting totaling $804 million in fourth-quarter 2010 and $598 million in fourth-quarter 2009.
b. Includes a charge of $54 million for a loss contingency, which subsequently resulted in partial settlement of a lawsuit.

XXVI

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS
(continued)

(in millions)	North America Copper Mines	South America	Indonesia	Africa
Atlantic
Copper	Corporate,
Other	Cerro	Other	Molyb-	Rod &	Smelting	Other &	FCX
Year Ended December 31, 2010	Morenci	Mines	Total	Verde	Mines	Total	Grasberg	Tenke	denum	Refining	& Refining	Eliminations	Total
Revenues:
Unaffiliated customers	$59	$52	$111	$1,957	$2,449	$4,406	$5,230	a	$1,106	$1,205	$4,444	$2,473	$7	$18,982
Intersegment	1,463	2,562	4,025	453	132	585	1,147	-	-	26	18	(5,801)	-
Production and delivery	689	1,326	2,015	705	973	1,678	1,904	488	784	4,443	2,470	(5,428)	8,354
Depreciation, depletion and amortization	134	139	273	148	102	250	257	128	51	8	38	31	1,036
Selling, general and administrative expenses	-	-	-	-	-	-	117	-	11	-	20	233	381
Exploration and research expenses	-	-	-	-	-	-	-	-	2	-	-	141	143
Operating income (loss)	699	1,149	1,848	1,557	1,506	3,063	4,099	490	357	19	(37)	(771)	9,068

Interest expense, net	4	10	14	-	-	-	-	5	-	-	10	433	462
Provision for income taxes	-	-	-	516	483	999	1,635	118	-	-	-	231	2,983
Capital expenditures	47	186	233	106	364	470	436	100	89	7	28	49	1,412

Year Ended December 31, 2009
Revenues:
Unaffiliated customers	$68	$94	$162	$1,491	$1,950	$3,441	$4,972	a	$389	$847	$3,328	$1,892	$9	$15,040
Intersegment	1,073	2,000	3,073	286	112	398	936	-	-	28	-	(4,435)	-
Production and delivery	622	1,289	1,911	648	915	1,563	1,505	315	b	641	3,336	1,895	(4,150)	7,016
Depreciation, depletion and amortization	142	138	280	153	122	275	275	66	49	8	36	25	1,014
Lower of cost or market inventory adjustments	-	-	-	-	-	-	-	-	19	-	-	-	19
Selling, general and administrative expenses	-	-	-	-	-	-	94	-	11	-	17	199	321
Exploration and research expenses	-	-	-	-	-	-	-	-	2	-	-	88	90
Restructuring and other charges	26	(2)	24	-	-	-	-	-	(1)	(2)	-	56	c	77
Operating income (loss)	351	669	1,020	976	1,025	2,001	4,034	8	126	14	(56)	(644)	6,503

Interest expense, net	3	12	15	-	2	2	(3)	10	-	-	5	557	586
Provision for (benefit from) income taxes	-	-	-	313	337	650	1,697	(15)	-	-	-	(25)	2,307
Capital expenditures	46	299	345	103	61	164	266	659	82	9	31	31	1,587

a. Includes PT Freeport Indonesia’s sales to PT Smelting totaling $2.3 billion for the year 2010 and $1.9 billion for the year 2009.
b. Includes charges totaling $50 million associated with Tenke Fungurume’s project start-up costs.
c. Includes a charge of $54 million for a loss contingency, which subsequently resulted in partial settlement of a lawsuit.

XXVII